UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Sapient Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 2, 2011

Alan J. Herrick
President and Chief Executive Officer

Dear Stockholder,

We invite you to join us at the Annual Meeting of Stockholders of Sapient Corporation, a Delaware corporation. The meeting will be held on Wednesday, June 8, 2011 at 9:00 a.m. local time at the Company’s headquarters located at 131 Dartmouth Street, Boston, Massachusetts.

This booklet describes how you may participate in our Annual Meeting, whether or not in person, and includes the Notice of Annual Meeting of Stockholders and Sapient’s 2011 Proxy Statement, which describe the formal agenda for the meeting.

In addition to addressing the specific agenda items at the meeting, we will present a general overview of our operations and ongoing strategy, and will be happy to respond to stockholder questions properly brought before the meeting.

For your convenience, our 2011 Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2010 are available via the Internet at www.proxyvote.com.

Alan J. Herrick
President and Chief Executive Officer

SAPIENT CORPORATION
131 Dartmouth Street
Boston, Massachusetts 02116

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2011 Annual Meeting of the Stockholders of Sapient Corporation (the “Annual Meeting”) will be held at the offices of Sapient Corporation (“Sapient” or the “Company”), located at 131 Dartmouth Street, Boston, Massachusetts on Wednesday, June 8, 2011, at 9:00 a.m. (local time), for the following purposes:

One:	To elect the eight directors named in the accompanying proxy statement to serve on our Board of Directors until our 2012 Annual Meeting of Stockholders;

Two:	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

Three:	To hold an advisory vote on the compensation paid to the company’s named executive officers;

Four:	To hold an advisory vote on the preferred frequency of future advisory votes on executive compensation; and

Five:	To approve the 2011 Incentive Plan (the “2011 Plan”).

The stockholders will also act on any additional business that may properly come before the Annual Meeting.

The record date for the Annual Meeting is April 12, 2011. Only stockholders of record as of the close of business on the record date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. If the Annual Meeting is adjourned or postponed for any reason, any action remaining to be taken on the above matters will be considered when the meeting is resumed.

Your vote is important and is being solicited by our Board of Directors.  Instructions on how to vote, a discussion of the above proposals, and significant information about the Company may be found in our 2011 Proxy Statement (the “Proxy Statement”) attached to this Notice. If you plan to attend the Annual Meeting in person, please check the appropriate box on your proxy card prior to submission.

We are pleased to offer these proxy materials and our 2010 Annual Report on Form 10-K (our “Annual Report”) to stockholders via the Internet. We believe posting these materials on the Internet enables us to provide our stockholders with necessary information more quickly, lowers printing and delivery costs and reduces the environmental impact of our annual meetings of stockholders.

By Order of the Board of Directors,

Kyle A. Bettigole
Assistant Secretary

Boston, Massachusetts
May 2, 2011

IMPORTANT NOTICE

This Proxy Statement, proxy card and voting instructions, together with our Annual Report (without exhibits), are being distributed to our stockholders of record on or about May 2, 2011. A complete set of these proxy materials is available on the Internet at www.proxyvote.com.

TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING	1
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS	4
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS	4
HOUSEHOLDING OF PROXY MATERIALS	4
PROPOSAL 1 — ELECTION OF DIRECTORS	5
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	6
Statement of Independent Registered Public Accounting Firm Fees and Services	6
PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)	7
PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTE	8
PROPOSAL 5 — 2011 INCENTIVE PLAN	8
SUMMARY OF EQUITY COMPENSATION PLANS	14
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	15
INFORMATION ABOUT OUR DIRECTORS AND CORPORATE GOVERNANCE	16
Director Nominees	16
Board Leadership Structure	19
Independence of our Board of Directors and its Committees	19
Board and Committee Meetings	20
Director Attendance at Annual Meetings	20
Audit Committee	20
Pre-Approval of Audit and Permissible Non-Audit Services	20
Risk Committee	21
Compensation Committee	21
Outside Compensation Consultants and Affiliated Companies	22
Governance and Nominating Committee	23
Identifying Candidates for Consideration as a Director Nominee	23
Policy Regarding Stockholder Candidates for Nomination as a Director	23
Policy Regarding Stockholder Communications with our Board of Directors	24
Code of Ethics and Conduct	25
DIRECTOR COMPENSATION — 2010	25
Change in Control Arrangements in Director Equity	27
INFORMATION ABOUT OWNERSHIP OF OUR COMMON STOCK	28
Section 16(a) Beneficial Ownership Reporting Compliance	31
EXECUTIVE COMPENSATION	31
Compensation Discussion and Analysis	31
Report of the Compensation Committee on Executive Compensation	45
Summary Compensation Table — 2008, 2009 & 2010	46
Grants of Plan-Based Awards — 2010	47
Outstanding Equity Awards at Fiscal Year-End — 2010	48
Option Exercises and Stock Vested — 2010	49
Employment and Change in Control Severance Agreements	50
Potential Payments upon Termination or Change in Control	54
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	56
Greenberg Consulting Agreement	56
Pre-Approval Policy Regarding Related Party Transactions	56
STOCKHOLDER PROPOSALS	57
OTHER MATTERS	57
Appendix A: Sapient Corporation 2011 Incentive Plan	A-1

SAPIENT CORPORATION
131 Dartmouth Street
Boston, Massachusetts 02116

PROXY STATEMENT

For the Annual Meeting of Stockholders
To Be Held on June 8, 2011

Information About the Annual Meeting

Why did I receive these proxy materials?

You received this proxy statement (this “Proxy Statement”), accompanying proxy card or vote instruction form, and our Annual Report on Form 10-K for the year ended December 31, 2010 (without exhibits) (our “Annual Report”) because the Board of Directors of Sapient Corporation is soliciting your proxy to vote at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”). In these materials, we refer to Sapient Corporation as “Sapient,” “Company,” “we,” “us,” and “our.”

What proposals are being considered at the Annual Meeting?

The proposals listed in the Notice of Annual Meeting of Stockholders are the matters that will be voted on at the Annual Meeting.

How many votes are needed to approve the proposals?

Proposal One:	The eight nominees who receive the greatest number of votes cast will be elected as directors.

Proposal Two:	The ratification of the selection of our independent registered public accounting firm requires that votes cast “For” the proposal exceed votes cast “Against” the proposal.

Proposal Three:	The approval, on an advisory basis, of the compensation paid to the company’s named executive officers requires that votes cast “For” the proposal exceed votes cast “Against.” While this advisory vote is required by law, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee of our Board of Directors (the “Compensation Committee”) will take into account the outcome of the vote when considering future executive compensation decisions.

Proposal Four:	Generally, approval of any matter presented to stockholders requires a majority of the votes cast. However, because the vote on Proposal Four is advisory and non-binding, if none of the frequency options receives a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders. Even though this vote will not be binding on the Company or the Board, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency at which advisory votes on executive compensation will be included in the Company’s proxy statement.

Proposal Five:	The approval of the 2011 Incentive Plan and the reservation of 10,000,000 new shares of common stock plus the number of shares of common stock available under our 1998 Stock Incentive Plan at the time the 2011 Incentive Plan was adopted for issuance thereunder require that votes cast “For” the proposal exceed the votes cast “Against” the proposal.

If you choose to withhold authority to vote for any individual director nominee(s) or if you vote to “Abstain” from Proposals Two, Three, Four or Five, your votes will not be included in the vote tally for such proposal and will have no effect on the results of the vote.

Who may vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 12, 2011, the record date, will be entitled to vote at the Annual Meeting.

Stockholder of Record — If you own shares of our common stock and those shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record, or a “record holder.” As a record holder, you may vote in person at the Annual Meeting or by proxy.

Beneficial Owner — If your shares are held in an account at a brokerage firm, bank or other nominee (each, a “broker”), then you are the “beneficial owner” of shares held in “street name,” and these proxy materials have been or will be forwarded to you by your broker. For purposes of voting at the Annual Meeting, the broker holding your account is considered the record holder, but as a beneficial owner you have the right to direct your broker how to vote the shares in your account.

If you are a beneficial owner, you are invited to attend the Annual Meeting but may not vote your shares in person unless you request and obtain a valid proxy issued in your name from your broker. To vote your shares in person at the Annual Meeting, you must present the following items to the Corporate Secretary before the voting begins: (a) picture identification; (b) an account statement or letter from the record holder, indicating that you owned the stated shares as of the record date; and (c) a proxy from the record holder issued in your name.

How do I vote my shares?

You are entitled to one vote for each share of our common stock you owned as of the record date. Whether or not you plan to attend the Annual Meeting, please carefully review this Proxy Statement and submit your proxy promptly by one of the methods available to you, as described below.

•	Stockholders of record are requested to submit a proxy by telephone or Internet, or by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-prepaid envelope.

•	Beneficial owners should submit voting instructions to their broker via telephone, Internet, or as otherwise specified on the vote instruction form provided by the broker.

If you vote by telephone or the Internet, you do not need to return your proxy card or vote instruction form. Instead, please follow the instructions on your proxy card or vote instruction form for telephone and Internet voting. So long as your proxy is received prior to the vote at the Annual Meeting and not revoked, your shares will be voted as directed on your proxy. To make certain that your vote will be received in time, please cast your vote, by your choice of available means, at your earliest opportunity.

If you plan to attend the Annual Meeting and need directions to the Company’s headquarters, please contact our Investor Relations department at the address listed on the Notice of Annual Meeting of Stockholders or by email at ir@sapient.com.

May I change my vote after submitting my proxy or vote instruction form?

•	If you are a stockholder of record, you may revoke a proxy at any time before it has been exercised at the Annual Meeting. To revoke a proxy, you can (i) send a written revocation with the Secretary of the Company at our headquarters located at 131 Dartmouth Street, Boston, Massachusetts 02116, (ii) send a duly executed proxy bearing a later date, (iii) if you voted by telephone or the Internet, you may change your vote with a timely and valid later telephone or Internet vote, as the case may be, or (iv) appear in person and vote by ballot at the Annual Meeting.

•	Any stockholder of record attending the Annual Meeting may vote in person, whether or not having previously submitted a proxy. The presence of a stockholder at the Annual Meeting (without further action) will not constitute revocation of a previously submitted proxy.

•	If you are the beneficial owner of your shares, you may change previously delivered voting instructions by following the procedure set forth on the vote instruction form provided by your broker.

How will my shares be voted if I submit my proxy but don’t provide specific instructions?

•	If you submit a properly executed proxy and do not provide specific instructions for Proposal 1, the proxy will be voted for the election of director nominees. Abstentions and, if applicable, broker non-votes will not be counted as votes for the election of director nominees.

•	If you submit a properly executed proxy and do not provide specific instructions for Proposal 2, the proxy will be voted for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. Brokers voting shares pursuant to their discretionary voting authority will have the authority to vote on this proposal, while abstentions will not be counted as votes for or against this proposal.

•	If you submit a properly executed proxy and do not provide specific instructions for Proposal 3, the proxy will be voted for the approval, on an advisory basis, of the compensation paid to the company’s named executive officers. Broker non-votes and abstentions will not be counted as votes for or against this proposal.

•	If you submit a properly executed proxy and do not provide specific instructions for Proposal 4, the proxy will be voted for holding the advisory vote on executive compensation annually. Broker non-votes and abstentions will not be counted as votes for or against any frequency in this proposal.

•	If you submit a properly executed proxy and do not provide specific instructions for Proposal 5, the proxy will be voted for the approval of the 2011 Incentive Plan. Broker non-votes and abstentions will not be counted as votes for or against this proposal.

•	If other matters are presented at the Annual Meeting, proxies will be voted on such other matters in accordance with the discretion of the proxy holders. At this time, we do not know of any other matters that will be presented at the Annual Meeting.

What is a “broker non-vote”?

A “broker non-vote” is a proxy submitted by a broker for a matter over which the broker does not have discretionary voting power and for which such broker has not received instructions from the beneficial owner or other person entitled to vote the shares represented by the proxy. While Brokers may use their discretion to vote on routine matters where the beneficial owner has not provided instructions, the election of directors is no longer deemed a “routine” matter proposed for vote by a company’s stockholders at its annual meeting. Of the proposals to be acted upon at the Annual Meeting, only the ratification of auditors is a routine matter. Therefore, if you do not give your broker voting instructions, your shares will not be voted as to any Proposal at the Annual Meeting other than ratification of auditors. If you have questions about this new rule or the voting process generally, please contact your Broker or visit the SEC’s website at http://www.sec.gov/spotlight/proxymatters.shtml.

What is a quorum requirement?

To be valid, the Annual Meeting must have a quorum of stockholders present or represented. A quorum of stockholders will be deemed present or represented if at least a majority of the total number of shares of common stock outstanding and entitled to vote as of the close of business on the record date is present or represented by proxy at the Annual Meeting. For purposes of achieving a quorum, abstentions (when you choose to decline to vote), votes withheld from a director nominee, and “broker non-votes” will be counted as present and entitled to vote. As of the close of business on the record date, 137,929,752 shares of our common stock were outstanding and entitled to vote. Thus, for a quorum to exist, 68,964,877 shares must be present or represented by proxy at our Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Sapient Corporation Annual
Meeting of Stockholders to be Held on June 8, 2011

This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com.

You may also find a copy of this Proxy Statement and our Annual Report (with exhibits) on the SEC website at http://www.sec.gov. We will, upon written request and without charge, send you additional copies of our Annual Report (with or without exhibits) and this Proxy Statement. To request additional copies, please send your request by mail to: Sapient Corporation Investor Relations Department, c/o Sapient Corporation, 131 Dartmouth Street, Boston, Massachusetts 02116; or by e-mail to ir@sapient.com.

Electronic Delivery of Future Stockholder Communications

We are pleased to offer our stockholders the opportunity to receive stockholder communications electronically. By opting for electronic delivery of documents, you will receive stockholder communications such as our Proxy Statement and Annual Report as soon as they become available, and may vote via the Internet on matters to be decided at the Annual Meeting. Choosing electronic delivery reduces the number of bulky documents in your mail, conserves natural resources, and reduces our printing and mailing costs.

To sign up for electronic delivery of future mailings, visit http://www.icsdelivery.com/sape and enter information for all of your Sapient stockholdings. Once you enroll, you will receive all future mailings via electronic delivery until you elect to cancel your enrollment by following the instructions provided on the website. If you have any questions about electronic delivery, please contact our Investor Relations department at the mail or e-mail address listed above.

Householding of Proxy Materials

Like many other companies, brokers, banks, and nominee record holders, Sapient participates in a practice commonly known as “householding,” where a single copy of our Proxy Statement and Annual Report is sent to one address for the benefit of two or more stockholders sharing that address. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. We will promptly deliver a separate copy of either document to you if you contact our Investor Relations department at the address or website listed above or call us at (617) 621-0200. If you are receiving multiple copies of our Proxy Statement and Annual Report at your household and wish to receive only one, please notify your Broker or contact our Investor Relations department at the mail or e-mail address listed above.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal for consideration at our Annual Meeting is the election of the eight directors named in this Proxy Statement. Upon the recommendation of our Governance and Nominating Committee, the Board of Directors has nominated James M. Benson, Hermann Buerger, Darius W. Gaskins, Jr., Jerry A. Greenberg, Alan J. Herrick, J. Stuart Moore, Ashok Shah and Vijay Singal for election as directors (collectively, the “director nominees”), each of whom currently serves as a director of the Company. Information about our director nominees can be found on page 16 of this Proxy Statement.

If elected, each director nominee will serve as a director until his successor is duly elected and qualified, or until his death, resignation or removal.

Each of the director nominees has indicated his willingness to serve as a member of our Board of Directors, if elected. However, if any of the director nominees should be unwilling or unable to stand for election, the person acting under the proxy may vote the proxy “FOR” a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the director nominees will be unable to serve if elected.

The eight director nominees receiving the highest number of “FOR” votes by the shares entitled to be voted will be elected. The persons named in the enclosed proxy card will vote each proxy “FOR” the election of the director nominees unless authority to vote for the election of one or more of the nominees is withheld by marking the proxy card to that effect. Broker non-votes will not be counted in the election of each of the eight director nominees.

For more information about our Board of Directors and its Committees, including the director nomination process, see “Information About Our Directors and Corporate Governance” beginning on page 16 of this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT DIRECTOR NOMINEES.

PROPOSAL 2 — RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal for consideration at our Annual Meeting is to ratify the selection, made by the Audit Committee of our Board of Directors, of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

PwC has served as our independent registered public accounting firm since 1999, and we have been advised by PwC that it is an independent registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC. A representative of PwC is expected to be present at the Annual Meeting to answer appropriate questions, and to make a statement if he or she so desires.

Statement of Independent Registered Public Accounting Firm Fees and Services

The professional services provided by PwC and the aggregate fees for those services rendered to Sapient during the years ended December 31, 2010 and 2009 were as follows:

	2010*	2009*

Fees for Services Rendered
Audit Fees(1)	$2,472,000	$2,253,000
Audit-Related Fees(2)	$7,000	$486,000
Tax Fees(3)	$900,000	$685,000
All Other Fees(4)	$4,000	$4,000

Total	$3,383,000	$3,428,000

*	All PwC services provided were pre-approved by the Audit Committee.

(1)	Audit Fees. These fees include services performed by PwC in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K; the review of our interim financial statements as included in our Quarterly Reports on Form 10-Q; the audit of our internal controls over financial reporting; and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees. These fees are for services provided by PwC such as accounting consultations and any other audit and attestation services not required by applicable law.

(3)	Tax Fees. These fees include all services performed by PwC for non-audit related tax advice, planning and compliance services.

(4)	All Other Fees. These fees include licenses to web-based accounting and finance reference materials.

Although stockholder approval of the Audit Committee’s selection of PwC is not required by law, the Board of Directors believes it is advisable to afford stockholders an opportunity to ratify this selection. Even if the selection of PwC is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm or firms, in whole or in part, at any time during the year, should it determine that such a change is in the best interests of the Company and its stockholders.

Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted “FOR” the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its selection of PwC, although it may elect to continue to retain PwC. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares on the ratification of the selection of PwC as our independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders are entitled to vote at the Annual Meeting to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

As described in detail under the heading “Compensation Discussion and Analysis” (“CD&A”), beginning on page 31 of this Proxy Statement, our executive compensation program is designed to implement and achieve the goals of our executive compensation philosophy, which, fundamentally, are to align each executive’s compensation with Sapient’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate, and retain our named executive officers, who are critical to the success of the Company. Under this executive compensation program, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. The CD&A provides additional details about our executive compensation program, including information about the fiscal year 2010 compensation of our named executive officers.

Sapient continues to maintain best practices in designing and implementing its executive compensation program. These practices include the following:

•	Positioning total direct compensation and each element at approximately (within 15% of) the median of our peer companies

•	Aligning annual short-term incentive awards with annual operating financial and strategic objectives

•	Rewarding and emphasizing increased stockholder value through long-term equity incentive awards that comprise the greatest portion of our named executive officers’ total compensation

•	Not offering any special “tax advantaged” programs to our executives.

•	Prohibiting the repricing or exchange of equity awards without stockholder approval

•	Providing that our annual equity incentive awards vest in equal installments over at least a three-year period, except in limited circumstances

•	Consistent with our company-wide philosophy of promoting internal equity among all our employees and not affording certain compensatory benefits only to an exclusive group of employees, except as noted for Dr. Christian Oversohl, Senior Vice President, SapientNitro Europe, we do not offer any supplemental executive health and welfare or retirement programs or provide any other supplemental benefits or perquisites to our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our philosophy, policies and practices as described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, stockholders are entitled to vote on whether the “say-on-pay” vote (described above) should occur every one, two or three years. Stockholders also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the stockholder vote on the frequency of the “say-on-pay” vote is an advisory vote only, and it is not binding on the Company or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation.

The Board of Directors has determined that an annual advisory “say-on-pay” vote is the best approach for the Company and its stockholders. In formulating its recommendation, the Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation program as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation programs.

You may cast your vote on your preferred voting frequency by choosing the option of one, two or three years on the enclosed proxy card or voting instructing form.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 5 — APPROVAL OF THE COMPANY’S 2011 INCENTIVE PLAN

2011 Plan — Introduction

Like many other companies in the marketing services and technology consulting industry, we have long utilized incentive awards as an important means of attracting, retaining and motivating talented employees. The Board of Directors believes that the continued growth and success of the Company depends, in large part, on our ability to continue to attract, retain and motivate such employees. Accordingly, on April 7, 2011, the Board of Directors adopted, subject to stockholder approval at our Annual Meeting, the Sapient Corporation 2011 Incentive Plan (the “2011 Plan”). The 2011 Plan is similar to our existing 1998 Stock Incentive Plan (the “1998 Plan”). Under the 2011 Plan, the Company may issue up to 13,075,979 shares of common stock in the form of stock-based and other incentive awards (includes 10,000,000 new shares of common stock plus 3,075,979 shares of common stock available for issuance under the 1998 Plan immediately prior to the adoption of the 2011 Plan). Consistent with this objective of attracting, retaining and motivating employees, awards granted under the 2011 Plan will generally be subject to vesting and forfeiture provisions. Vesting of restricted stock units (“RSUs”) awards, our current form of equity awards that we grant to employees, have historically been allocated over a three- or four-year period. We intend to continue this general practice under the 2011 Plan.

As of April 12, 2011, there were 137,929,752 shares of common stock outstanding, approximately 7,381,327 RSUs outstanding under the 1998 Plan, and 2,744,717 total options outstanding under the 1998 Plan, our 1996 Equity Stock Incentive Plan (the “1996 Plan”), and our 2001 Stock Option Plan (the “2001 Plan”) combined, at a weighted average exercise price of $5.22. No further grants may be made under either the 1996 Plan or the 2001 Plan as they have expired. We will terminate our 1996 Director Stock Option Plan, with no further grants made pursuant to such plan, if the 2011 Plan is approved by our stockholders. Further, we do not intend to make any grants under the 1996 Director Stock Option Plan prior to our Annual Meeting.1 As of the date of the adoption of the 2011 plan, 3,075,979 shares of common stock were available for award under our 1998 Plan (the “Available 1998 Plan Shares”). If the 2011 Plan is approved by our stockholders, available 1998 Plan Shares will be transferred to the 2011 Plan and no further awards will be issued under the 1998 Plan. On April 12, 2011, the last reported sale price of the Company’s common stock on the Nasdaq National Market was $12.01.

The number of RSUs that we granted during 2010 equaled approximately 2.03% of the total shares of common stock of the Company outstanding on December 31, 2010. We believe this percentage to be competitive with the grant practices of other companies in similar industries or stages of growth as the Company, yet is significantly less than the percentage granted by some of our peer companies. We feel that the number of shares we are requesting our stockholders approve at the Annual Meeting to be available under the 2011 Plan, together with the Available 1998 Plan Shares, should provide sufficient shares for future incentive awards to be offered under the 2011 Plan for approximately the next three to five years.

THE BOARD OF DIRECTORS BELIEVES THAT THE ADOPTION OF THE 2011 PLAN IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2011 PLAN AND THE RESERVATION OF 10,000,000 NEW SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

2011 Plan — Key Aspects

The following sets forth key aspects of the 2011 Plan. See “2011 Plan — Summary,” below, for a summary of the material features of the 2011 Plan.

•	Independent Plan Administrator: The 2011 Plan will be administered by our Compensation Committee, which comprises entirely independent directors.

•	Taken together, the 2011 Plan and our legacy plans give rise to dilution of 14.5%[2] of common shares outstanding (“CSO”) as of April 12, 2011. Taken together, our run rate for 2010 (the percentage of CSO that were granted in 2010) was 2.03% of CSO as of December 31, 2010.

•	No Discounted Awards: The exercise price of stock options and all other awards must be no less than the fair market value on the date of grant.

•	For awards granted under the plan, any dividends that our Board of Directors may elect to issue in the future will not be paid on the awards until the awards vest.

•	Repricing Restriction: Awards may not be repriced without stockholder approval.

•	The following shares may not again be made available for issuance under the plan: (i) shares not issued or delivered as a result of the net settlement of an outstanding option or (ii) shares used to pay the exercise price or withholding taxes related to outstanding equity awards.

Should our stockholders not approve our adoption of the 2011 Plan, the 2011 Plan will not go into effect, and we will not grant any awards under the 2011 Plan.

2011 Plan — Summary

The following description is only a summary of the material features of the 2011 Plan and does not describe all of its provisions. A copy of the 2011 Plan is included as Appendix A to this Proxy Statement.

1 No new awards have been made under the 1996 Director Stock Option Plan since September 2004.
2 Dilution is defined as the sum of all outstanding stock options, outstanding and unvested restricted stock units and shares available for future issuance under our legacy plans, and the 10,000,000 newly authorized shares, divided by the sum of the shares in the numerator plus our common stock outstanding as of April 12, 2011.

Introduction.  The 2011 Plan permits the grant of the following types of awards: (i) options to purchase shares of common stock that are “incentive stock options” (“Incentive Options”) under the Internal Revenue Code (“Code”), (ii) options to purchase shares of common stock that do not so qualify (“Non-Qualified Options”), (iii) stock appreciation rights (“SARs”), (iv) restricted stock, (v) unrestricted stock, (vi) stock units, including restricted stock units, (vii) performance awards, (viii) cash awards and (ix) other incentive awards that are convertible or otherwise based on the stock of the Company. The term of each award requiring exercise issued under the 2011 Plan may not exceed ten years (and, in the case of Incentive Options granted to certain ten percent (or greater) stockholders, five years). The 2011 Plan is not required to be qualified under Section 401 of the Code nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Shares Subject to the 2011 Plan.  10,000,000 new shares of common stock have been authorized and reserved for issuance under the 2011 Plan. The number of shares of common stock available for issuance under the 1998 Plan immediately prior to the time the 2011 Plan was adopted (as of April 12, 2011, this number was 3,075,979) will also be available for issuance under the 2011 Plan, which together equals 13,075,979 shares of common stock available for issuance under the 2011 Plan. Awards of no more than 1,000,000 shares subject to for which stock options or SARs are issued may be granted to any person in any calendar year. Additionally, the maximum number of shares subject to other awards granted to any individual in any calendar year is 1,000,000 shares. The maximum amount payable to any person in any year as a cash award is $3,000,000. No more than 10% of the shares subject to the 2011 Plan may be granted as, or made subject to, awards of restricted stock or restricted stock units that are scheduled to vest more rapidly than ratably over a three-year period or, if such vesting is performance based, are scheduled to vest based on performance criteria by reference to a performance period of less than one year.

Shares of common stock underlying any awards that are forfeited (except as described below), cancelled or satisfied without the issuance of common stock or otherwise terminated (other than by exercise) will be added back to the shares of common stock available for issuance under the 2011 Plan. Any shares of common stock tendered by a participant to the Company as full or partial payment of the exercise of an award or withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations arising due to an award will not be added back to the shares of common stock available for issuance under the 2011 Plan.

Plan Administration.  The 2011 Plan will be administered by the Compensation Committee. All members of the Compensation Committee must be “non-employee directors” as that term is defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” as defined in Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee, acting as the administrator of the 2011 Plan (in such role the Compensation Committee will be referred to as the “Administrator”), will have the power and authority to select participants under the 2011 Plan, to make any combination of awards to participants, and to determine (and modify from time to time) the specific terms and conditions of each award, all subject to the provisions of the 2011 Plan. The Administrator, in its discretion, may delegate authority to one or more officers of the Company with respect to the granting of equity awards to certain participants, subject to certain limitations.

Eligibility.  Persons eligible to participate in the 2011 Plan are those employees, directors and key persons (including consultants and advisors) of the Company and its affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its affiliates. However, only employees of the Company and its subsidiaries may be granted Incentive Options.

Stock Options and Stock Appreciation Rights.  The exercise price or base price (as applicable) per share of common stock subject to each stock option and SAR will be determined by the Administrator but may not be less than 100% of the fair market value of a share of common stock on the date of grant. Each grant will be subject to such vesting requirements as the Administrator determines.

Terms of Awards.  No awards may be made after April 6, 2021, but previously granted awards may continue in accordance with their terms. The Administrator will determine the terms and conditions of each award granted to participants, including the vesting terms applicable to all awards, including RSUs. The

Administrator may condition the vesting of any award upon the satisfaction of performance targets or goals as described below. With respect to any award intended to qualify as performance-based for the purposes of Section 162(m) of the Code, other than a stock option or SAR (“Performance Awards”), the Administrator will pre-establish, in writing, one or more specific performance criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the award as performance-based under Section 162(m) of the Code). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable performance criteria have been attained. Performance criteria means an objectively determinable measure of performance relating to any, or any combination, of the following: sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

Termination of Service.  Unless provided otherwise in an award or provided otherwise by the Administrator, upon termination of a participant’s employment (or other service relationship) with the Company and its affiliates, all awards that are not vested at the time of such termination will expire. Except as provided otherwise in an award or by the Administrator, upon termination, all vested stock options or SARs, (a) held by a participant prior to his or her death, to the extent then exercisable, will remain exercisable for one year, (b) held by a participant prior to termination of such relationship for reasons other than death or for cause will, to the extent then exercisable, remain exercisable for three months, and (c) held by a participant prior to termination of such relationship for cause or if the cessation of employment has resulted due to reasons which cast such discredit as to justify immediate termination of the award, terminate immediately. However, in no event will any stock option or SAR remain exercisable beyond its otherwise scheduled expiration date.

Tax Withholding.  Participants under the 2011 Plan are responsible for the payment of any federal, state or local taxes that may become due in connection with the grant or exercise of awards. The Company may deduct any such taxes from any payment otherwise due to a participant. Subject to the Administrator’s approval, participants may elect to have the minimum tax withholding obligations satisfied either by authorizing the Company to withhold from shares of common stock otherwise issuable or by transferring to the Company shares of common stock having a value equal to the amount of such taxes.

Amendments and Termination.  The Administrator may at any time or times amend the 2011 Plan or any outstanding award for any purpose which may at the time be permitted by law, and may at any time terminate the 2011 Plan as to any future grants of awards; provided, that except as otherwise expressly provided in the 2011 Plan the Administrator may not, without the consent of participants, alter the terms of an award so as to affect materially and adversely the rights of a participant under such award, unless the Administrator expressly reserved the right to do so at the time the award was granted. Prior stockholder approval is required for the (a) cancellation of outstanding stock options or SARs and the grant in substitution therefor of new stock options or SARs having a lower exercise price, (b) amendment of outstanding stock options or SARs to reduce the exercise price thereof, or (c) the repurchase by the Company for cash or other property of “underwater” stock options or SARs. Further, amendments to the 2011 Plan are subject to stockholder approval if and to the extent such amendments (a) will materially increase the benefits accruing to participants under the 2011 Plan, (b) will materially increase the number of securities that may be issued under the 2011 Plan, (c) will materially modify the requirements as to eligibility in the 2011 Plan, or (d) are required by the Code to preserve the qualified status of Incentive Options or to preserve tax deductibility of compensation earned under stock options and SARs.

Adjustments to Awards.  As a result of certain transactions (such as any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock), the outstanding shares of the common stock may be increased or decreased or exchanged for a different number or kind of shares or other securities. Also, as a result of such transactions, cash or in-kind distributions may be made with respect to such shares of common stock or other securities. In such cases, the Administrator will make equitable adjustments in the maximum number of shares reserved for issuance under the 2011 Plan, the number of awards that can be granted to any one individual participant, the number and kind of shares or other securities subject to any then outstanding awards under the 2011 Plan, and the price for each share subject to any then outstanding stock options and SARs under the 2011 Plan, without changing the aggregate exercise as to which such stock options and SARs remain exercisable. The adjustment by the Administrator will be final, binding and conclusive. The Administrator may also adjust the number of shares subject to outstanding awards and the exercise price and the terms of outstanding awards to take into consideration other distributions to stockholders, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of awards made hereunder, having due regard for the qualification of Incentive Options under Section 422 of the Code, the requirements of Section 409A of the Code, and for the performance-based compensation rules of Section 162(m) of the Code, where applicable.

Change of Control and Other Transaction Provisions.

Except as otherwise provided in an award, the following provisions apply in the event of Change of Control, which means a (i) consolidation, merger, or similar transaction or series of related transactions, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) sale or transfer of all or substantially all the Company’s assets, or (iii) dissolution or liquidation of the Company. If the Change of Control is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption or continuation of some or all outstanding awards or for the substitution of new awards. If the Change of Control is one in which holders of the Company’s stock will, upon consummation, receive a payment, the Administrator may provide for a cash-out with respect to some or all awards, subject to such conditions, as the Administrator determines. If the Change of Control is one in which there is no assumption, continuation, substitution or cash-out, the Administrator may provide that each award requiring exercise will become fully exercisable, and the delivery of any shares of stock remaining deliverable under each outstanding award of restricted stock or restricted stock units will be accelerated and such shares will be delivered, prior to the Change of Control. Except as provided for above, each award will otherwise terminate upon consummation of the Change of Control. Any award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Change of Control.

New 2011 Plan Benefits.  The future benefits or amounts that would be received under the 2011 Plan by executive officers, non-executive directors and non-executive officer employees are discretionary and are therefore not determinable at this time. Similarly, the benefits or amounts which would have been received by or allocated to such persons for the last completed fiscal year if the 2011 Plan had been in effect would have been discretionary and are, therefore, indeterminable. The following table indicates the awards made in 2010 pursuant to the Company’s incentive plans:

2010 Awards Under Our 1998 Plan and 2001 Plan(1)

Name and Position	Number of RSUs Granted

Alan J. Herrick, President & Chief Executive Officer(2)	275,000
Joseph S. Tibbetts, Jr., Senior Vice President, Global Chief Financial Officer and Managing Director, AsiaPacific	70,000
Alan M. Wexler, Senior Vice President, SapientNitro North America	75,000
Dr. Christian Oversohl, Senior Vice President, SapientNitro Europe	80,000
Harry Register, Senior Vice President, Sapient Global Markets	75,000
All executive officers as a group(3)	605,000
All nonemployee directors as a group	19,510
Company employees other than executive officers, as a group	2,085,168

(1)	All awards granted in 2010 were awarded under our 1998 Plan.

(2)	The amount comprises performance-based awards that are not reflected at the highest performance achievement level. See Footnote 5 to the “Grants of Plan-Based Awards — 2010” table on page 47 of this Proxy Statement for more information concerning these awards.

(3)	Includes 30,000 RSUs granted to one officer of the Company not required to be named in this Proxy Statement.

Tax Aspects of Any Awards Under the Code

The following is a summary of the principal U.S. federal income tax consequences of transactions under the 2011 Plan. It does not describe all U.S. federal income tax consequences under the 2011 Plan, nor does it describe state, local, foreign tax or all U.S. federal non-income tax consequences.

Incentive Options.  No taxable income is generally realized by the optionee upon the grant or exercise of an Incentive Option. If shares of common stock issued to an optionee pursuant to the exercise of an Incentive Option are sold or transferred after two years from the date of grant of the stock option and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain, and any loss sustained by the optionee will be a long-term capital loss, and (ii) there will be no deduction for the Company for federal income tax purposes. The exercise of an Incentive Option may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock acquired on the date of exercise (or, if less, of the amount realized on a sale of such shares of common stock) over the exercise price, and (ii) the Company will be entitled to deduct such amount. Any additional gain recognized on the disposition is treated as a capital gain to the optionee for which the Company is not entitled to a deduction.

If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the stock option is treated as a Non-Qualified Option. Generally, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of the optionee’s employment. Incentive Options are also treated as Non-Qualified Options to the extent that, in the aggregate, they first become exercisable by an individual in any calendar year for shares of common stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Non-Qualified Options.  With respect to Non-Qualified Options under the 2011 Plan, no income is realized by the optionee at the time the stock option is granted, and the Company does not receive a tax deduction at such time. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the excess (if any) of the fair market value of the shares of common stock on the date of exercise over the exercise price, and the Company receives a tax deduction for the same amount, and (ii) at disposition of such shares, any appreciation or depreciation in the value of such shares after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held.

Restricted Stock Units.  The grant of an award of RSUs will not be a taxable event. The recipient of the award generally will recognize ordinary compensation income in each year in which the units vest in an amount equal to the fair market value of the shares of common stock received. A recipient’s basis for determining gain or loss on a subsequent disposition of these shares of common stock will be the amount the recipient must include in income when the units vest. Any gain or loss recognized on a disposition of the shares of common stock generally will be short-term or long-term capital gain or loss, depending on the length of time the recipient holds the shares.

Section 162(m).  Under Section 162(m) of the Code, certain remuneration in excess of $1,000,000 may be nondeductible if paid by a publicly traded corporation to any of its chief executive officer or other four most highly compensated officers. Stock options, SARs and “performance based” awards of both cash and equity issued under the 2011 Plan are intended to qualify for exemption from the Section 162(m) deduction limit. Under Section 162(m) of the Code, the deduction is available if, among other reasons, the compensation constitutes qualified performance-based compensation. One requirement to be qualified performance-based compensation is that the material terms of the performance goal or goals under which the compensation will be paid must be disclosed to and approved by our stockholders before the compensation is paid, and the approval of the 2011 Plan by shareholders serves such function. In addition, the material terms of the performance goal or goals must be disclosed to and reapproved by stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholder approval was previously received. We expect to seek such re-approval periodically in the future.

Summary of Equity Compensation Plans

The following table summarizes, as of December 31, 2010 the number of options issued under our current equity compensation plans and the number of awards available for future issuance under these plans.

			(c)
			Number of
			Securities
			Remaining Available
			for Future Issuance
	(a)		Under Equity
	Number of Securities	(b)	Compensation Plans
	to be Issued Upon	Weighted-Average	(Excluding
	Exercise of	Exercise Price of	Securities
	Outstanding Options,	Outstanding Options,	Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a)(1)(2)

Equity compensation plans approved by stockholders	9,447,694	$6.11	10,196,222
Equity compensation plans not approved by stockholders(3)	119,149	6.27	—

Total	9,566,843	$6.11	10,196,222	(4)

(1)	As of December 31, 2010, 4,821,710 of the shares listed in column (c) were available to be issued in the form of restricted stock or RSUs, pursuant to the terms of our 1998 Stock Incentive Plan, as amended. No shares of restricted stock are currently available for issuance under our other equity compensation plans.

(2)	Column (c) includes 1,773,600 shares that are available for issuance under our 2005 Employee Stock Purchase Plan as of December 31, 2010, should the Company decide to continue the 2005 Employee Stock Purchase Plan.

(3)	Consists of RSU awards approved by the Company’s Board of Directors and granted as inducements material to employment following the Company’s acquisition of Nitro Group Ltd. A portion of the RSUs will vest on the third anniversary of the award date and the rest will vest over the next four years on a schedule consistent with the vesting schedule of equity awards that each individual held in Nitro. All unvested RSUs will be forfeited upon termination of employment for any reason. The RSU awards were granted without shareholder approval in reliance upon NASDAQ Listing Rule 5635(c)(4).

(4)	Additional equity award grants and cancellations, stock option exercises, RSU and dividend equivalent share vests, and shares withheld for taxes upon RSU vests occurred after our fiscal year end on December 31, 2010. The following summarizes our equity compensation plans as of April 12, 2011:

• There are 2,744,717 shares of common stock to be issued upon exercise of outstanding options, with a weighted average price of $5.22 and an average remaining term of 2.13 years.

• There are 7,481,521 outstanding and unvested RSU awards.

• There are 3,075,979 shares available for future grant under our 1998 Plan.

Report of the Audit Committee of the Board of Directors

The report by this committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Audit Committee of the Board of Directors of Sapient comprises three non-employee directors, each of whom is an independent director within the meaning of the applicable Nasdaq listing standards and SEC rules and regulations.

On behalf of the Board of Directors, the Audit Committee oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of Sapient’s financial statements and reports; compliance with laws, regulations and corporate policies; and the independent registered public accounting firm’s qualifications, performance and independence.

Consistent with this oversight responsibility, the committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2010 and management’s assessment of internal controls over financial reporting as of December 31, 2010. PwC, the Company’s independent registered public accounting firm in 2010, issued its report on the Company’s financial statements and the operating effectiveness of the Company’s internal control over financial reporting, the details of which are set forth in the Company’s Annual Report.

Additionally, the committee has discussed with PwC the matters required to be discussed in accordance with Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications. The committee also has received the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board, and discussed PwC’s independence from the Company and its management.

Based on these reviews and discussions, the committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2010 be included in the Company’s Annual Report.

The committee’s oversight is intended to provide direction on the basis of the committee members’ financial and accounting experience and information it receives from, and discussions in which it engages with, the auditors and Company management. To provide this oversight, committee members rely on the information provided to them and on the representations made by management, internal auditors and the Company’s independent registered public accounting firm. As a result, the committee does not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that PwC is, in fact, “independent.”

Hermann Buerger, Chairman
Ashok Shah
Vijay Singal

Information About Our Directors and Corporate Governance

At the recommendation of the Governance and Nominating Committee, our Board of Directors proposes the following eight individuals, each a current member of our Board of Directors, be nominated for election at our Annual Meeting, as described on page 5 of this Proxy Statement.

The below biographical information is provided as of the date of this Proxy Statement for each director nominee, including his age, period of service as a director, business experience during the past five years (including other public company directorships), and any qualifications, attributes and skills that contributed to the Board’s conclusion that he should continue his service as a member of our Board of Directors.

Director Nominees

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	and Directorships During Past Five Years

James M. Benson	64	2007	Mr. Benson has been a director since August 2007 and currently serves as Compensation Committee chair. Mr. Benson is the President and Chief Executive Officer of Benson Botsford, LLC, a private investment firm (since August 2010). Mr. Benson is also the Chief Executive Officer of Clark Benson LLC (“Clark Benson”), a position he has held since January 2006, and a principal of its parent company, Clark & Wamberg, LLC, a position he has held since the company’s formation in February 2007. Mr. Benson served as a director of Clark, Inc., the former parent company of Clark Benson, from January 2006 until March 2007. Prior to founding Clark Benson, Mr. Benson served as President and Chief Executive Officer of John Hancock Life Insurance Company, a division of Manulife Financial, from 2002 to 2006. From 1997 to 2002, Mr. Benson served as President of MetLife’s Individual Business enterprise, as well as Chairman, President and Chief Executive Officer of two separate MetLife affiliates: New England Financial and GenAmerica Financial Corporation.
			Mr. Benson, who holds a BA in Economics and an MBA, has over forty years of industry experience and is a nationally recognized expert in the fields of financial services, insurance, investments and compensation. In addition to his management expertise, Mr. Benson serves on the boards of several non-public entities, including the University of Illinois Foundation, where he also serves as Chair of the Development Committee and as a member of the Compensation Subcommittee and Investment Policy and Executive Committees. He is a trustee with the American College Endowment Foundation, and founder and chairman of World T.E.A.M. Sports, an organization dedicated to providing people with disabilities opportunities through sports activities. In December 2010, Mr. Benson was elected to the United States Olympic Committee board of directors.
			Mr. Benson’s breadth of leadership and Board experience enable him to provide valuable input to the Board regarding corporate governance matters and to the Company regarding its operations and strategic direction.

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	and Directorships During Past Five Years

Hermann Buerger	67	2006	Mr. Buerger has been a director and Audit Committee chair since June 2006. Mr. Buerger was employed by Commerzbank AG from 1972 through his retirement in 2004, holding a variety of senior executive positions, including Chief Executive Officer and regional board member for the Americas, and focusing on commercial lending for multinational businesses. Mr. Buerger currently is a director and chairman of the audit committee of EMS Technologies (since 2003).
			Mr. Buerger served as a member of the International Advisory Board of Unibanco of Sao Paulo, Brazil from 2002 to 2004, and on the Advisory Board of the Wharton Real Estate Center from 1997 to 2004.
			Throughout his career, Mr. Buerger has successfully managed a major banking operation, and served on the audit committees of a number of public companies, including as an “audit committee financial expert.” With a BA in Economics and an MBA in Finance and expertise that includes financial statement and analysis and managing risks in market, credit, liquidity and trading, Mr. Buerger provides valuable direction to the Company concerning its operations and financial management.
Darius W. Gaskins, Jr.	71	1995	Mr. Gaskins has been a director since September 1995, and has served as Chairman of the Board of Directors and Governance and Nominating Committee chair since June 2008. Mr. Gaskins was a founder of Norbridge, Inc., formerly Carlisle, Fagan, Gaskins & Wise, Inc., a management consulting firm, from 1993 until December 31, 2009. In January 2010, Mr. Gaskins co-founded and became a partner of Brigadier Consulting Group, a transportation and energy industries consultancy.
			Mr. Gaskins currently serves as Chairman of the Energy Policy and Research Foundation, Inc., a non-profit organization that studies energy economics, and has previously served as CEO of The Burlington Northern Railroad and Chairman of the Interstate Commerce Commission. Mr. Gaskins holds a doctorate in Economics, a Masters degree in Astronautical and Instrumentation Engineering, and was a distinguished graduate of the United States Military Academy.
			Mr. Gaskins’ breadth of experience acquired through his various leadership roles in government, industry and academia uniquely qualify him to provide guidance to Sapient as our Chairman of the Board.
Jerry A. Greenberg	45	2010	Mr. Greenberg co-founded Sapient in 1991, and served as Co-Chairman of the Board of Directors and Co-Chief Executive Officer of the company until 2006.
			Since 2006, Mr. Greenberg has been an entrepreneur, during which time he helped to found three privately-held companies, two in which he serves as a strategic adviser and one as chief executive officer. Additionally, from 2006 to 2010, Greenberg acted as an adviser to the Company under a consulting arrangement, which was terminated upon his reappointment as a Sapient director in October 2010.
			As a co-founder and former Company executive, Mr. Greenberg offers valuable insight to the Board with his unique understanding of Sapient’s business and culture.

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	and Directorships During Past Five Years

Alan J. Herrick	45	2006	Mr. Herrick has served as a director and Sapient’s President and Chief Executive Officer since October 2006. Prior to his current position, Mr. Herrick served as Executive Vice President in charge of Sapient North America and Europe. Mr. Herrick joined Sapient in 1995. Prior to joining Sapient, Mr. Herrick held management positions at PSE&G, Prudential, and Home Holdings.
			As a Sapient employee for more than fifteen years, Mr. Herrick has a fundamental understanding of, and is a principal thought leader concerning the Company’s core business, strategy, vision, purpose and culture. As CEO and a Board member, Mr. Herrick’s management of the Company’s day-to-day operations and strategic direction helps to align Board governance with Company business processes and the Company’s strategic plan.
J. Stuart Moore	49	1991	Mr. Moore co-founded Sapient in 1991 and served as the Company’s Co-Chairman of the Board of Directors and Co-Chief Executive Officer from the Company’s inception until 2006.
			Mr. Moore is currently a partner and director at Professional Aptitude Council, Inc., a global privately-held consulting organization serving professionals, corporations and academic institutions. As a co-founder and former Company executive, Mr. Moore offers valuable insight to the Board with his unique understanding of Sapient’s business and culture.
Ashok Shah	59	2008	Mr. Shah has been a director since June 2008. He currently is Managing Partner of CEPS Consulting, LLC, a consulting firm he founded that provides advisory services to IT/Telecom services and software firms and enterprise clients. From November 2003 to March 2008, Mr. Shah was Vice President and Managing Partner of the Global Professional Business Division of Alcatel-Lucent. Prior to joining Alcatel-Lucent, Mr. Shah held various positions with Digital Equipment, Compaq Computer Corporation and Hewlett-Packard, including: General Manager of IT Services (New York); Subsidiary Manager of IT Services (Iran); Country Manager for the Software Division (India); Asia Pacific Manager for the Systems Integration Division (Hong Kong and Singapore); and Vice President of Professional Services Division for North America Compaq (Houston).
			Mr. Shah currently serves as a member of the Board of Trustees at Rider University in New Jersey, where he also serves as a member of the Executive Advisory Council for the university’s College of Business Administration. As a seasoned executive with international operating experience, Mr. Shah’s expertise and industry knowledge in telecommunications and IT software services advisory experience enable him to provide valuable insight to the Board concerning the software services industry.

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	and Directorships During Past Five Years

Vijay Singal	56	2008	Dr. Singal has been a director since June 2008 and presently serves as Risk Committee chair. Currently, he is the J. Gray Ferguson Professor of Finance at the Pamplin College of Business, Virginia Tech, a position he has held since 2002. Dr. Singal served as the Department Head of the Department of Finance at the university from 2003 to 2009, and held other academic positions there beginning in 1992. His areas of research include corporate governance, CEO compensation, mergers, currency risk management, cash management and distribution, and market efficiency. Prior to joining academia, Dr. Singal was at the Oil and Natural Gas Corporation (India) for a period of ten years in various positions, finally as a Joint Director of Finance.
			Additionally, from 2003 to 2008 Dr. Singal served as a member of the Board of Trustees and a member of the Audit Committee of New River Funds, a fund complex comprising two funds. Dr. Singal has also provided his services as a consultant and partner to a New Jersey-based securities trading company since 2005. Dr. Singal holds a bachelor’s degree in Chemical Engineering, and both an MBA and doctorate in Finance. In addition to his academic achievements, Dr. Singal lived in India for many years and has substantial experience conducting business there. As a result, and in addition to his general business and management insight, he provides the Board valuable perspective and guidance on Indian business processes and culture essential to the Company’s business.

Board Leadership Structure

Implemented in 2006, our current leadership structure separates the roles of Chief Executive Officer and Chairman of the Board. Our Chairman is an independent director.

Our CEO, with the assistance of the Company’s leadership team, is responsible for the day-to-day management of the Company’s business, strategic planning and operational performance. Our Board’s primary responsibilities include, among other things, advising management on the strategic direction of the Company’s business, annual evaluation of our CEO’s performance, and oversight of compliance with our Code of Ethics and Conduct. Additionally, our Chairman establishes corporate governance procedures, sets Board and executive session meeting agendas, and oversees Board actions and progress. We feel our current leadership structure provides an appropriate level of independent oversight over the Company’s business operations, and enables objective review of our CEO’s performance.

Independence of our Board of Directors and its Committees

The listing rules established by Nasdaq require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the Board. This means that each independent director has no relationship that would interfere with his exercise of independent judgment. Our Board of Directors consults with legal counsel to ensure that our Board’s determination with respect to the definition of “independent” is consistent with current Nasdaq listing rules.

Our Board of Directors reviewed all relevant transactions or relationships between each director (or any of his family members) and Sapient and/or our senior management, and the Board has affirmatively determined that each of our current directors, other than Alan J. Herrick (our President and Chief Executive Officer) and Jerry A. Greenberg, is an independent director under the applicable guidelines noted above.

Our Board of Directors has four committees: the Audit Committee, Compensation Committee, Governance and Nominating Committee, and Risk Committee. With the exception of Mr. Greenberg’s service on the

Risk Committee, Each of these committees consists solely of Board members determined to be independent as established under current Nasdaq listing rules, SEC rules and applicable securities laws and regulations.

Board and Committee Meetings

Our Board of Directors, together with its committees, meets periodically throughout the year, as needed, to direct management of the Company. In 2010, the Board of Directors held ten meetings and took action without a formal meeting by unanimous written consent three times. Each director attended 100% of the aggregate of the meetings of the Board and of the regular meetings of the committees on which he served. Our independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Director Attendance at Annual Meetings

We encourage, but do not require, our directors to attend our Annual Meetings. All directors attended the Company’s 2010 Annual Meeting other than Mr. Gaskins, who was unable to attend the meeting for medical reasons.

Audit Committee

The Audit Committee of our Board of Directors, among other responsibilities, reviews our auditing, accounting, financial reporting and internal control functions, and selects our independent registered public accounting firm. See “Report of the Audit Committee of the Board of Directors” on page 14 of this Proxy Statement. The Audit Committee met nine times in 2010.

The current members of the Audit Committee are Hermann Buerger, Ashok Shah and Vijay Singal, each of whom is an independent director within the meaning of applicable Nasdaq listing rules, and securities laws and regulations, is able to read and understand the Company’s financial statements and, per the applicable Nasdaq listing standards, has not participated in the preparation of the Company’s or its subsidiaries’ financial statements in the last three years. Mr. Buerger serves as the Chairman of the committee. Our Board of Directors has determined that each of Mr. Buerger and Dr. Singal is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC and that each member of the Committee has the requisite financial sophistication required by the applicable Nasdaq listing standards.

Under its charter, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members of the committee, as appropriate. Unless otherwise specifically determined by the committee, its Chairman will serve as a one-person subcommittee with the discretionary authority to act on the committee’s behalf during the periods between its meetings. The committee may request reports of the actions of any subcommittee at subsequent meetings. The committee’s responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, the Audit Committee has responsibility for appointing, setting the compensation of and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval:

1.	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; and tax compliance and reporting; and other tax services including tax planning and advisory services, and assistance with tax audits.

4.	All other services are those services not captured in the audit, audit-related or tax categories, such as licenses to web-based accounting and finance reference materials.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category and the fees for each category are budgeted. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

Risk Committee

The Risk Committee, established on June 5, 2008 to focus on oversight of the Company’s enterprise risk management, is responsible for, among other duties, identifying, evaluating and mitigating strategic, operational and external environmental risks the Company may encounter. The committee’s primary role is to ensure Company management has instituted adequate processes to identify and evaluate major risks and has developed, where merited, credible plans to mitigate such risks. From time to time, the committee determines the primary risks it believes merit increased Board-level, strategic oversight focus, and ensures such focus occurs, as appropriate.

The committee met four times in 2010 and currently comprises James M. Benson, Jerry A. Greenberg, J. Stuart Moore and Vijay Singal. Dr. Singal and Messrs. Benson and Moore meet the criteria for independence required under applicable Nasdaq listing rules. Currently, Dr. Singal serves as the Chairman of the committee.

Under its charter, the committee may form and delegate authority to subcommittees consisting of two members of the committee, as appropriate. Subcommittees have the authority to act on the committee’s behalf during the periods between committee meetings, and the committee may request reports of the actions of any subcommittee at subsequent meetings. The committee’s responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Compensation Committee

The Compensation Committee is responsible for reviewing our overall compensation policies and, with the input of the Chief Executive Officer, approves and oversees the framework of our executive compensation program, including the elements and amounts of compensation for our executive officers. However, our Chief Executive Officer may not participate in or be present during any deliberations or determinations of the committee regarding his own compensation or individual performance objectives.

The committee meets at least three times annually, and with greater frequency if necessary. The committee met nine times, and took action without a formal meeting by unanimous written consent once, in

2010. In the first quarter of each year, the Committee meets to (i) approve our senior leadership team’s annual bonus payments for the prior year, and (ii) determine and approve the current year’s base salary changes, annual bonus targets, and equity awards for our senior leadership team, including our Chief Executive Officer. The Committee also meets at other times, as warranted, to approve compensation adjustments for our executives, among other matters.

The current members of the committee are James M. Benson, Darius W. Gaskins, Jr. and Ashok Shah, each of whom is an independent director within the meaning of applicable Nasdaq listing rules, tax rules, and applicable securities laws and regulations. Currently, Mr. Benson serves as the Chairman of the committee. Although it regularly meets in executive session, from time to time the committee invites various members of management, other employees and outside advisors or consultants to join its meeting to make presentations, provide financial or other background information or advice, or otherwise participate. The committee also retains outside consultants periodically to provide advice regarding trends in compensation practices and comparative benchmarking data.

Under its charter, the committee may form and delegate authority to subcommittees consisting of one or more of its members, as appropriate. Unless specifically determined otherwise by the committee, its Chairman serves as a one-person subcommittee with the discretionary authority to act on the committee’s behalf during the periods between its meetings. The committee may request reports of the actions of any subcommittee at subsequent meetings. The committee’s functions and responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

More detailed information related to our compensation philosophies and goals, as well as the committee’s specific determinations concerning executive compensation, may be found under “Compensation Discussion and Analysis,” beginning on page 31 of this Proxy Statement.

Outside Compensation Consultants and Affiliated Companies

Since 2008, the Compensation Committee has retained Mercer LLC (“Mercer”), an outside consulting firm, to advise the committee on the Company’s executive compensation program. In 2010, the Compensation Committee again engaged Mercer to assess the competitiveness of the base salaries, target and actual total cash compensation, long-term incentives and actual total direct compensation of our Named Executive Officers as well as assist the committee with the evaluation and development of compensation packages for our senior leadership team members. Mercer was paid $129,957 for these services.

Additionally, Sapient management also engaged Mercer in 2010 to provide support to the Company with non-executive compensation benchmarking, sales incentive compensation, surveys, international brokerage, and actuarial work related to our self-insured U.S. health plan. For these services, the Company paid Mercer $154,809 in fees. Although the Compensation Committee was aware of the extent and cost of Mercer’s additional services provided to management, management defined and authorized the work.

Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies (“MMC”). In 2010, we paid fees of $234,874 to another MMC company, Marsh Inc. (“Marsh”), for the provision of insurance brokering services unrelated to those services provided by Mercer. These fees do not include the cost of insurance policy premiums. Engagement of Marsh was authorized by management.

Because the Committee and management both use Mercer for compensation consultancy services, the Committee and Mercer have implemented policies and procedures to ensure that the advice the Committee receives from Mercer is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company. These policies and procedures include:

•	The consultant advising the committee receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	The consultant advising the committee is not responsible for selling other Mercer or affiliate services to the Company, nor is the consultant involved in the delivery of those other services;

•	Mercer’s professional standards prohibit the individual consultant advising the Committee from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations;

•	The committee evaluates the quality and objectivity of the services provided by the consultant each year; and

•	The protocols for the engagement (described below) limit how the consultant may interact with management.

In advising the committee, it is necessary for the consultant advising the committee to interact with management to gather information, but the committee has adopted protocols governing if and when the consultant’s advice and recommendations to the committee can be shared with management. These protocols are included in the consultant’s engagement letter. The committee also determines the appropriate forum for receiving consultant recommendations. Where appropriate, management invitees are present to provide context for the recommendations. In other cases, the committee receives the consultant’s recommendations in executive session where management is not present. This approach protects the committee’s ability to receive objective advice from the consultant so that the committee may make independent decisions about executive pay at the Company.

Governance and Nominating Committee

The Governance and Nominating Committee’s duties, among others, are to identify and evaluate potential candidates for our Board of Directors and make recommendations regarding such candidates to our Board of Directors. The committee met twice in 2010 and its current members are James M. Benson, Hermann Buerger, Darius W. Gaskins, Jr. and Vijay Singal, each of whom is an independent director within the meaning of applicable

Nasdaq listing rules, and applicable securities laws and regulations. Mr. Gaskins serves as the Chairman of the committee.

The committee also advises our Board of Directors regarding principles and practices applicable to governance of the Company, and monitors the Company’s compliance with its Governance Practices and Procedures as incorporated into the committee’s charter. Under its charter, the committee may form and delegate authority to subcommittees consisting of one or more of its members, as appropriate. Unless specifically determined otherwise by the committee, its Chairman serves as a one-person subcommittee with the discretionary authority to act on the committee’s behalf during the periods between its meetings. The committee may request reports of the actions of any subcommittee at subsequent meetings. The committee’s responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Identifying Candidates for Consideration as a Director Nominee

The Governance and Nominating Committee recommends candidates it believes have the requisite professional experience, knowledge, and perspective to contribute value to the Board’s oversight of the Company. Although the committee does not maintain a written policy outlining the specific characteristics the committee must consider in its candidate evaluation process, the committee strives to develop a Board and Board committees that are diverse in nature and comprise experienced and seasoned advisers. To achieve this goal, the committee considers a number of factors that it deems relevant, including judgment, skill, diversity, integrity, education, experience, availability, commitment, and the interplay of the nominee’s experience with the experience of other directors.

Policy Regarding Stockholder Candidates for Nomination as a Director

The Governance and Nominating Committee will consider and evaluate director candidates recommended by eligible stockholders on the same basis as candidates recommended by any other sources. Pursuant to our Policy Regarding Stockholder Candidates for Nomination as a Director, a stockholder is eligible to submit such a recommendation if the stockholder, either individually or as a member of a group, has beneficially owned 1% or more of our common stock for at least one year prior to the nomination date (the “Nominating Stockholder”). A Nominating Stockholder may submit only one candidate for consideration per year, and the aggregate number of candidates that the committee will be required to consider and evaluate under this policy regarding any Annual Meeting is limited to the number as set forth below:

Number of
Number of Board Members	Candidates

8 or fewer	1
More than 8 but fewer than 20	2
20 or more	3

If we receive more than the maximum number of candidate recommendations as set forth above, the committee will review and evaluate for possible nomination candidates recommended by those Nominating Stockholders with the highest level of beneficial ownership of our common stock, until the committee has evaluated the maximum number of candidates as outlined above.

Under the Policy, a Nominating Stockholder should submit a nomination in writing, delivered (by first class United States mail, postage prepaid) to our Board of Directors, in care of our Corporate Secretary, at the address listed on the Notice of Annual Meeting of Stockholders. To be considered for our 2012 Annual Meeting, nominations must be received no later than the 120th calendar day before the anniversary of the date the Company released the prior year’s Annual Meeting proxy statement to our stockholders.

Each Nominating Stockholder recommendation must contain the following information:

•	Name of the nominee and all information regarding the nominee, as required under SEC rules to be disclosed in a proxy statement soliciting proxies for the election of directors;

•	Confirmation that the nominee meets the standard for independence required under Nasdaq listing rules, or, if not, a description of the reasons why the nominee does not meet applicable standards;

•	Name, address and number of shares beneficially owned by the Nominating Stockholder submitting the nomination;

•	A representation that the Nominating Stockholder will remain a beneficial owner of 1% or more of our common stock through the date of the next annual meeting. A Nominating Stockholder who is not a registered holder of common stock must provide evidence of eligibility as provided in SEC Exchange Act Rule 14a-8(b)(2); and

•	A description of all relationships, arrangements or understandings (whether written or oral) between the Nominating Stockholder (or any member of a qualifying group of stockholders) and the nominee, or any person or entity regarding the nominee.

Each nomination submitted by a Nominating Stockholder must contain additional information as required by our Policy Regarding Stockholder Candidates for Nomination as a Director, located on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Policy Regarding Stockholder Communications with our Board of Directors

Our Board of Directors welcomes communications from our stockholders. The correspondence should be submitted in writing and delivered (by registered mail, signature required, where available) to the Board of Directors, in care of our General Counsel, at the address listed on the Notice of Annual Meeting of Stockholders. Our General Counsel will forward each submission, without editing or alteration, to the Chairman of the Board (or to the independent director having the longest tenure of Board service if the Board does not have a Chairman at the time of submission), no later than the next scheduled meeting of the Board. Correspondence to the Board must contain the information listed in the Company’s Policy Regarding Stockholder Communications with Directors, located on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Code of Ethics and Conduct

On August 18, 2010, our Board of Directors approved the amended Sapient Corporation Code of Ethics and Conduct, which covers all employees, directors and independent contractors of the Company, including our Chief Executive Officer and our Chief Financial Officer. A current copy of our Code of Ethics and Conduct may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.” Any future amendments to the Code of Ethics and Conduct, and any waivers thereto involving our executive officers, also will be posted on our website. A printed copy of these documents will be made available upon request.

Director Compensation — 2010

The following table sets forth in summary form information concerning the compensation that we paid during the year ended December 31, 2010 to each of our non-employee directors.

	Fees Earned or
	Paid in Cash	Stock Awards
Name	($)(1)	($)(2)	Total ($)

James M. Benson	$62,143	$39,996	$102,139
Hermann Buerger	$74,272	$39,996	$114,268
Darius W. Gaskins, Jr.	$107,512	$39,996	$147,508
Jerry A. Greenberg	$10,250	$—	$10,250	(3)
J. Stuart Moore	$10,625	$—	$10,625	(4)
Bruce D. Parker(5)	$29,132	$—	$29,132
Ashok Shah	$44,640	$39,996	$84,636
Vijay Singal	$52,890	$39,996	$92,886

(1)	Amount includes all payments made in 2010 for meeting attendance, and, where applicable, service as Board Chairman and/or a committee chair.

(2)	Amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), of a stock award of 3,902 RSUs granted to each director on June 2, 2010. The RSUs vest in full on the first anniversary of the date of grant. For disclosure of the assumptions used in the valuation of these awards, see footnote (14) in the Notes to Consolidated Financial Statements section of our Annual Report.

(3)	Does not include $122,500 paid to Mr. Greenberg in exchange for services provided to the Company pursuant to the Second Amended and Restated Consulting Agreement between the Company and Mr. Greenberg, as mutually terminated on October 27, 2010 in connection with Mr. Greenberg’s reappointment to the Company’s Board of Directors.

(4)	Does not include $12,954 in COBRA medical premium payments paid as part of post-employment benefits Mr. Moore receives pursuant to the terms of that certain Separation Agreement entered into between Mr. Moore and the Company on August 8, 2006, as amended.

(5)	Mr. Parker retired from the Board of Directors effective immediately prior to our 2010 Annual Meeting on June 2, 2010.

As of December 31, 2010 our non-employee directors had the following RSUs outstanding:

	RSUs
Director	Outstanding

James M. Benson	7,133	(1)
Hermann Buerger	3,902
Darius W. Gaskins, Jr.	3,902
Jerry A. Greenberg	—
J. Stuart Moore	—
Ashok Shah	9,413	(1)
Vijay Singal	9,413	(1)

(1)	Includes dividend equivalent shares that will be released upon vesting of the underlying RSUs.

As consideration for their service on the Board, we pay each of our non-employee directors an annual retainer of $25,000 and the following additional retainers, as applicable:

• Chairman	$60,000
• Chairman of the Audit Committee	$30,000
• Chairman of the Compensation Committee	$20,000
• Chairman of the Risk Committee	$15,000
• Chairman of the Nominating and Governance Committee	$5,000

All annual retainers are paid in four equal quarterly installments, provided that the director continues to serve in such capacity. Additionally, we pay non-employee directors the following attendance fees:

• Attendance in person at a Board meeting	$2,000
• Attendance in person at an Audit Committee meeting	$1,000
• Attendance in person at a Committee (other than an Audit Committee) meeting	$750
• Attendance in person at a Special Committee meeting (if applicable)	$1,000

If a director participates in either a Board or committee meeting by telephone, rather than in person, or if the committee meeting is held on the same day and at the same location as a Board meeting, the director receives one- half of the applicable meeting fees. Additionally, we reimburse each non-employee director for expenses incurred in connection with his meeting attendance.

Pursuant to our 1998 Stock Incentive Plan, and under our Board compensation plan as approved by our directors on October 16, 2008, each of our non-employee directors is granted the following equity grants in connection with his service on the Board:

Board Membership Status	Equity Grants(1)	Vesting Schedule

Initial election to our Board of Directors:	RSU grant in the amount equal to the number of shares of Sapient common stock having an aggregate fair market value of $75,000 (but in no event exceeding 12,500 units) (an “Initial Grant”).	Vests in four equal annual installments (provided that the individual is serving as a director on each vest date).
Re-election to our Board of Directors:	RSU grant in the amount equal to the number of shares of Sapient common stock having an aggregate fair market value of $40,000 (an “Annual Grant”).	Vests in full on the first anniversary of the date of the grant (provided that the individual is serving as a director on the vest date).

(1)	The fair market value of the equity grants is calculated based on the last reported sale price per share of our common stock on the date of grant, as listed on the Nasdaq Global Select Market.

Although he is a non-employee director, J. Stuart Moore, our former Co-Chairman and Co-Chief Executive Officer, receives the following post-employment benefits in addition to the Board compensation as described above:

•	COBRA Benefits Continuation. The Company will continue to pay Mr. Moore’s COBRA medical insurance premiums until the 15th anniversary of the date of his resignation as Co-Chief Executive Officer (i.e., until July 31, 2021).

•	Office and Support Services. The Company provides Mr. Moore with up to eight (8) hours per month of administrative support.

Our directors receive no other compensation for their service as directors other than as outlined above.

Change in Control Arrangements in Director Equity

Certain equity awards granted to our directors are subject to acceleration of vesting upon a “change in control” of Sapient, such that the next scheduled vesting date will be deemed to have occurred on the date of a change in control of the Company. The following table summarizes the number of units underlying RSU awards outstanding as of December 31, 2010 for which vesting would be accelerated assuming a change in control on that date:

Director	Number of RSUs

James M. Benson	7,133	(1)
Hermann Buerger	3,902
Darius W. Gaskins, Jr.	3,902
Jerry A. Greenberg	—
J. Stuart Moore	—
Ashok Shah	6,658	(1)
Vijay Singal	6,658	(1)

(1)	Includes dividend equivalent shares that will be released upon vesting of the underlying RSUs.

Information about Ownership of Our Common Stock

The following table sets forth information as of April 12, 2011 regarding the beneficial ownership of shares of our common stock by: (i) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock, (ii) each director and director nominee, (iii) each of our executive officers named in the Summary Compensation Table included in this Proxy Statement, and (iv) all of our current executive officers and directors as a group. The table is based on information supplied to us by our officers, directors, 5% stockholders, and a review of Schedules 13G, as filed with the SEC.

The number of shares beneficially owned includes any shares that may be acquired by exercising stock options that are either immediately exercisable or will become exercisable on or before June 11, 2011 (60 days from April 12, 2011) as well as any RSUs that have not yet vested but will have vested as of that date. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the person’s percentage ownership, but they are not treated as outstanding for purposes of computing the percentage ownership of any other person. Applicable percentages are based on 137,929,752 shares of common stock outstanding as of April 12, 2011.

	Amount and Nature of Beneficial Ownership(1)
		Number of
		Stock Options
		Exercisable/RSUs		Percentage of
		Releasable/Dividend		Outstanding
	Number of Shares	Shares Releasable		Common Stock
	Beneficially	On or Before		Beneficially
Name of Beneficial Owner	Owned	06/11/11	Total	Owned

5% Stockholders
Jerry A. Greenberg(2)	13,382,899	—	13,382,899	9.70%
c/o Bowditch & Dewey, LLP
One International Place Boston, MA 02110-2602
J. Stuart Moore(3)	13,783,360	—	13,783,360	9.99%
c/o Sapient Corporation 131 Dartmouth Street Boston, MA 02116
Samuel C. Sichko (as trustee)(4)	11,987,117	—	11,987,117	8.69%
Bowditch & Dewey, LLP One International Place 44th Floor Boston, MA 02110
T. Rowe Price Associates, Inc.(5)	9,493,316	—	9,493,316	6.88%
100 E. Pratt Street Baltimore, Maryland 21202
Wellington Management Company, LLP(6)	7,133,564	—	7,133,564	5.17%
75 State Street Boston, MA 02109

	Amount and Nature of Beneficial Ownership(1)
		Number of
		Stock Options
		Exercisable/RSUs		Percentage of
		Releasable/Dividend		Outstanding
	Number of Shares	Shares Releasable		Common Stock
	Beneficially	On or Before		Beneficially
Name of Beneficial Owner	Owned	06/11/11	Total	Owned

Directors and Director Nominees
James M. Benson	22,869	3,902	26,771	*
Hermann Buerger	57,669	3,902	61,571	*
Darius W. Gaskins, Jr.	156,878	3,902	160,780	*
Jerry A. Greenberg	See “5% Stockholders” above
Alan J. Herrick	See “Named Executive Officers” below
J. Stuart Moore	See “5% Stockholders” above
Ashok Shah	6,155	6,658	12,813	*
Vijay Singal	33,155	6,658	39,813	*
Named Executive Officers
Alan J. Herrick	357,557	110,000	467,557	*
Joseph S. Tibbetts, Jr.	248,350	—	248,350	*
Alan M. Wexler	83,166	1	83,167	*
Christian Oversohl	207,802	77,500	285,302	*
Harry Register	65,466	—	65,466	*
All Executive Officers and Directors, as a Group (14 persons)(7)	28,634,889	387,523	29,022,412	21.04%

*	Less than 1%

(1)	To the best of our knowledge, each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted, and subject to community property laws where applicable.

(2)	Includes (i) 7,505,901 shares owned by Mr. Greenberg, (ii) 3,854,446 shares held by a trust and a charitable foundation of which Mr. Greenberg and Samuel C. Sichko are co-trustees and share voting or investment power, (iii) 22,262 shares held by a trust of which Mr. Sichko is trustee and over which Mr. Greenberg does not have voting or investment power, but in which his wife and children are beneficiaries, and (iv) 2,000,000 shares held by two trusts of which Mr. Sichko is trustee and to which Mr. Greenberg, as beneficiary, has a pecuniary interest but does not have voting or investment power. Mr. Greenberg disclaims beneficial ownership of the shares held by any of the trusts. In addition, Mr. Greenberg’s wife has sole voting and investment power over 290 shares reported in this table that are held in a revocable trust of which she is the sole trustee and sole beneficiary, and of which Mr. Greenberg disclaims any and all beneficial ownership.

(3)	Includes (i) 7,672,951 shares owned by Mr. Moore, (ii) (ii) 6,110,409 shares held by three trusts of which Samuel C. Sichko and Mr. George are co-trustees and over which Mr. Moore does not have voting or investment power, but in which his children are beneficiaries. Mr. Moore disclaims beneficial ownership of the shares held by any of the trusts.

(4)	Mr. Sichko serves as trustee or co-trustee of certain trusts established by Messrs. Greenberg and Moore. The shares listed in the above table represent shares of common stock over which Mr. Sichko maintains sole voting or investment control (2,022,262 shares) and shares voting or investment control (9,964,855 shares) as trustee or co-trustee of these trusts. Mr. Sichko has disclaimed beneficial ownership of, and any pecuniary interest in, all shares of common stock held by these trusts. See footnotes (2) and (3) above.

(5)	Based on Schedule 13G filed with the SEC on February 14, 2011, T. Rowe Price Associates, Inc. (“T. Rowe Price”), in its capacity as an investment adviser, reported that as of December 31, 2010, it may be deemed to beneficially own 9,493,316 shares of common stock that are held of record by clients of T. Rowe Price. Of the 9,493,316 shares, T. Rowe Price shares the power to vote 1,707,710 shares and has sole power to dispose or to direct the disposition of all 9,493,316 shares.

(6)	Based on Schedule 13G filed with the SEC on February 14, 2011, Wellington Management Company, LLP (“Wellington Management”), in its capacity as an investment adviser, reported that as of December 31, 2010, it may be deemed to beneficially own 7,133,564 shares of common stock that are held of record by clients of Wellington Management. Of the 7,133,564 shares, Wellington Management shares the power to vote 5,390,856 shares and has shared power to dispose or to direct the disposition of all 7,133,564 shares.

(7)	Includes 229,563 shares (and 175,000 shares subject to options exercisable and/or RSUs that have not yet vested but will have vested within 60 days of April 12, 2011) held as of April 12, 2011 by one officer not required to be named in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers, and persons holding more than 10% of our common stock, are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC, and to provide us with a copy of any such filings. Based on a review of the copies of such reports provided to us, and written representations that no other reports were required, we believe that our directors, officers, and other persons holding more than 10% of our common stock complied with all Section 16(a) filing requirements during 2010.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes Sapient’s executive compensation program (“Executive Program”) and explains the analysis and approach that the Compensation Committee of our Board of Directors (the “Committee”) applied in making compensation decisions for 2010 for the following Named Executive Officers (“NEOs”):

•	Alan J. Herrick, President & Chief Executive Officer (the “CEO”);

•	Joseph S. Tibbetts, Jr., Senior Vice President, Global Chief Financial Officer and Managing Director, AsiaPacific (the “CFO”);

•	Alan M. Wexler, Senior Vice President, SapientNitro North America (the “SVP NA”);

•	Dr. Christian Oversohl, Senior Vice President, SapientNitro Europe (the “SVP Europe”); and

•	Harry “Chip” Register, Senior Vice President, Sapient Global Markets (the “SVP GM”).

The compensation for our NEOs is listed in the tables following this CD&A.

Our Executive Program, which we use to motivate and reward our NEOs and other members of our senior leadership team, principally comprises the following pay elements:

Pay Element	Objective	Key Features
Fixed Compensation
Base Salaries	Provide a fixed level of cash compensation for executives’ performance of day-to-day responsibilities	Amounts are dependent on market demand for particular talent and the executive’s competencies, responsibilities and contributions to Sapient
Benefits	Provide reasonable, market comparable benefits intended to attract and retain high performing executives
Executives participate in health and welfare, retirement and paid time-off benefit plans that are generally available to all eligible employees (including medical, dental, disability and life insurance, and retirement savings plans and paid time off programs)

Continuation of health benefits may occur as part of severance upon certain employment termination events

No additional perquisites are routinely offered to executives

Pay Element	Objective	Key Features
At-Risk and Variable Compensation
Annual Incentives/Bonuses	Provide annual performance-based cash compensation intended to reward and motivate executives to achieve critical annual financial, operational and individual performance objectives; focus on promotion of/contribution to achievement of Sapient’s business strategy and Strategic Context (defined below)	Formula-based cash payments based on company and individual performance and attainment of annual business and financial goals
Long-Term Incentives
Provide compensation reward focused on long-term company performance and align the interests of executives and stockholders

Provide balance to short-term focus of annual bonus

Promote executive retention and reward executives for strong performance and long-term commitment to Sapient
Restricted stock unit (“RSU”) awards with time-based and/or performance-based vesting

Compensation Objectives and Strategy

The primary purpose of our Executive Program is to establish a meaningful reward system within an appropriate cost structure that aligns executive compensation with our stockholders’ interests. The objectives and strategy of our Executive Program are to:

•	administer clear, understandable rewards that enable Sapient to attract and retain top management talent critical to improving our performance and building long-term stockholder value;

•	encourage individual performance and achievement by weighing individual accomplishments and contributions significantly in determining the executive’s base salary, bonus pay and equity-based awards;

•	promote a performance-based culture that rewards executives for both overall company performance and individual performance by placing a significant portion of executive compensation at risk in the form of variable pay;

•	administer short-term (e.g., annual cash bonus) incentives to promote Sapient’s short-term operational objectives, such as business unit/operating segment[3] performance, and long-term (e.g., equity-based) incentives to reward strong performance and promote Sapient’s long-term strategic goals as well as executive recruitment and retention; and

•	promote equality and fairness in our compensation approach on a company-wide basis by (a) offering the same or similar compensation components to both our executives and non-executive employees, and (b) comparing pay among our NEOs and in relation to our other executives and our next tier of management. For example, concerning our annual cash bonus program, all of our executives except our CEO participate in the same global bonus program in which the vast majority of our worldwide employees participate. Additionally, other than receiving certain severance and change in control

3 For purposes of this CD&A, the terms “business unit” and “operating segment” are used interchangeably.

benefits described below, our executives receive the same benefits, including health and welfare benefits, as our non-executive employees. Similarly, we do not offer retirement packages or other pension benefits, or provide material perquisites, to our executives.

Role of Management and Outside Advisor in Compensation Determinations

The Committee’s executive compensation decisions are informed by consultation with Mr. Herrick, who provides detailed input regarding our executives’ job performance (other than his own performance), including their accomplishments, leadership, strengths and areas for personal development, and their promotion and contributions to the achievement of our business strategy and Strategic Context (defined as our company purpose, core company values, vision, goals and client value proposition). Additionally, Mr. Herrick provides specific compensation recommendations for the executives based on the factors described in Compensation Decision-Making, below.

Mr. Herrick and our Vice President — People Success (who oversees our human resources functions) typically attend Committee meetings at which the Committee reviews the financial and operational performance of the Company and the performance of individual executives (other than themselves), and approves the compensation for those executives. Additionally, other members of management and our Board of Directors may, by Committee invitation, participate in the executive compensation review and approval process. Nonetheless, the Committee retains ultimate authority over the compensation decisions for our executives, and only the Committee members (and no members of management) may approve executive compensation.

In August 2008, after performing a competitive review of three potential compensation advisors, the Committee retained Mercer to be the Committee’s advisor for the Executive Program (the “Executive Compensation Advisor”). Again in 2010, Mercer assisted the Committee by assessing the competitiveness of our Executive Program across base salary, actual total cash compensation, target total cash compensation, long-term incentives and actual total direct compensation, and evaluating and developing proposed 2010 compensation packages for our NEOs and other senior leadership team members.

Compensation Decision-Making

To determine our executive officers’ compensation packages and ensure that compensation decisions are consistent with and promote our compensation objectives and strategy, the Committee relies on multiple inputs, which include the compensation practices of other companies within our target market (described below), individual performance and objectives, individual compensation history and comparative pay levels for peers within Sapient and in similar job functions in the marketplace.

1.	Target Market Development

The Committee uses competitive assessments to acquire an understanding of executive pay programs, pay levels and pay mix among similarly situated companies and to assess the overall market competitiveness of our Executive Program.

Relative to an assessment of competitive market practices, and consistent with our emphasis on the “at risk” portion of executive pay and rewarding our executives for Company and individual performance, the Committee aims to establish executive base salaries equal to or as much as 15% below the market median of each of the executive peer groups (“Executive Peer Groups”) described below (the “Median”), with Total Cash (defined as base salary plus cash bonus eligibility) compensation targeted at the Median, and total executive compensation (inclusive of equity-based incentive compensation) targeted at or above the Median by as much as 15%. However, pay levels for specific individuals and/or job functions may vary from these targets based on market demand for particular talent, among other factors. As a result of our emphasis on “pay for performance,” actual total compensation in a given year may vary well above or well below our targeted compensation relative to Median levels, based primarily on the Company’s attainment of its financial and operating goals and the executive’s achievement of individual performance goals.

To assess the market competitiveness of our Executive Program, the Committee determines the competitive market against which to compare Sapient, as follows. Working with Mercer, the Committee reviews its Executive Peer Group each year to ensure that the Executive Peer Group companies selected remain appropriate for compensation and performance comparison purposes. Companies are selected based on industry and size, reflected by both revenue and market capitalization. The Committee’s goal is to assemble a group of companies with which Sapient competes for executive talent. In light of Sapient’s unique market position and differentiated service offerings, the Committee could not assemble an Executive Peer Group consisting of companies that provide the breadth and complement of marketing and technology services that Sapient provides its customers. However, in late 2009, the Committee nonetheless created an Executive Peer Group by selecting peer companies, listed below, that are similar to Sapient in terms of structure, organization, selling capacities, revenue and/or market capitalization. The Committee then used these companies, among several other decision-making inputs described in this CD&A, to inform its executive target compensation decisions for 2010:

		Market
	Net Revenue	Capitalization
Company Name	($ million)(1)	($ million)(2)
Gartner Inc.	$1,140	$3,621
VSE Corp.	$1,015	$141
Navigant Consulting Inc.	$707	$471
Huron Consulting Group Inc.	$680	$609
Ness Technologies Inc.	$547	$225
Syntel Inc.	$419	$2,184
Corporate Executive Board Co.	$443	$1,375
Valueclick Inc.	$423	$1,205
CRA International Inc.	$302	$274
Exponent Inc.	$228	$545
Analysts International Corp.	$143	$22
75th Percentile	$693	$1,290
Median	$443	$545
25th Percentile	$360	$250
Sapient	$667	$1,651

(1)	Represents the annual net revenue as of the most recent fiscal year end (i.e., 2009).

(2)	Represents the number of common shares outstanding times the closing stock price as of December 31, 2010.

Source: Standard & Poor’s Research Insight Database

To afford the Committee a broader industry perspective on executive compensation, the Executive Compensation Advisor, in addition to compiling Executive Peer Group information, provided the Committee published survey data consisting of professional service companies and/or high-technology and marketing firms similar in size to Sapient. The Committee principally used the 2009 Mercer Executive Remuneration Database for executive compensation survey data.

2.	Individual Performance Objectives

In addition to using competitive assessments and peer benchmarking, the Committee weighs individual performance against established and agreed upon objectives in determining base salaries, bonus targets and payouts, and long-term incentives for our executives. The Committee’s key considerations regarding executive performance include the following:

•	Individual contribution toward achievement of annual revenue and profitability and/or cost savings (i.e., reduction in general and administrative costs) targets that are established early in, or prior to, the applicable measurement year.

•	Assessment of leadership qualities including: mentorship, coaching skills, ability to build high-performing teams, ability to be a change advocate, integrity and promotion and contributions to the achievement of our Strategic Context and competencies.

•	Achievement of agreed upon individual objectives. Each executive other than our CEO, in consultation with and subject to the approval of our CEO — and our CEO in consultation with the Committee — establishes individual objectives in the first quarter of each year. In the first quarter of the following year, the Committee measures the executive’s performance against those objectives to inform its decision-making concerning the executive’s prior year’s annual bonus payment (paid annually in March) and base salary, bonus target changes and equity awards for the current year (determined annually in March). Executive objectives include a mix of quantifiable (e.g., business unit profitability and revenue improvement, in the case of business unit leads; cost savings and efficiencies achieved, in the case of our CFO) and qualitative objectives. Additionally, all executives are accountable for developing talent and making appropriate organizational changes to improve performance, driving improvement in processes and efficiencies, and reducing operating costs and achieving other objectives specific to their domains.

In determining our executives’ annual compensation packages, and awarding annual and/or long-term incentives, the Committee does not weigh a specific performance area more heavily than another, but rather assesses the totality of the individual’s performance against all performance areas in setting that individual’s compensation.

3.	Individual Compensation History

The Committee reviews each executive’s compensation history, including historical equity awards and salary progression, to determine its current year compensation decisions. In considering compensation changes for our executives in 2010, the Committee reviewed Sapient’s 2009 financial performance and each executive’s base salary for the prior two years, the number and “in the money” value of equity awards in the prior ten years (or fewer years for those executives who have worked at Sapient less than ten years) and actual and target bonuses in the prior year. Through this information, the Committee observes trends in our compensation approaches for each executive and, based on these observations and the other considerations described in this CD&A, may approve compensation adjustments for the executives.

4.	Internal Pay Equity

While the Committee relies on survey data and comparative analysis through peer group benchmarking to compare compensation levels and assess the market competitiveness of our Executive Program, we believe that internal pay equity among our executives is equally critical to ensuring our executives are compensated fairly, relative to each other, for each executive’s contributions to Sapient. Accordingly, the Committee’s decisions concerning each executive’s compensation include a careful review of the executive’s pay components and levels relative to other executives in similar roles, seniority and/or levels of responsibility. The Committee performed an internal pay equity assessment for 2010 and determined that the compensation packages for our NEOs were equitable and, therefore, did not — solely for internal pay equity purposes — require adjustment. However, adjustments to our executives’ compensation were implemented in light of company performance, external market data and executive achievement against individual performance objectives.

Pay Mix

The Committee believes strongly in the importance of assessing each pay element in relation to the other pay elements that the Executive Program comprises. To determine optimal pay mix, the Committee reviews executive salary progression, historic equity grants, target and actual bonus levels by year, competency levels, job responsibilities and contributions to the organization, and general market information. Consistent with our compensation philosophy to tie total compensation closely to — and make it heavily dependent upon — achievement of Company goals and individual performance, we emphasize “variable” compensation (i.e., bonus and equity-based awards) over “fixed” compensation (i.e., base salary). Accordingly, actual total compensation in a given year may vary well above or well below our targeted compensation relative to Median levels, based principally on the Company’s attainment of its financial and operating goals and individual performance achievement.

Because the Committee aims to make the variable portion of executive pay a larger proportion of our executives’ total compensation, relative to industry norms, it established 2010 compensation packages for our NEOs that resulted in the following pay mixes:

     % of Total Compensation By Pay Element — 2010

Pay Elements

Base Salaries

As noted, base salaries provide a fixed level of cash compensation for the individual’s performance of day-to-day responsibilities. Our executives’ base pay levels are reviewed and changes are determined annually in the first quarter of the year based upon numerous factors, including individual performance, job responsibilities, impact on the development and achievement of our strategic initiatives, the then-current state of the labor market, benchmarking data and our ability to attract and retain critical executives. In considering these factors, the Committee lifted the ban on executive base pay increases that it implemented in 2009 and approved base pay increases in 2010, effective as of April 1, 2010. The resulting 2010 base salaries for our NEOs represented between 14% and 29% of total direct compensation for these individuals, and, in the aggregate, approximated the Median (2% above Median). Commentary regarding the base salary increase for each executive follows:

•	Alan Herrick: The Committee increased Mr. Herrick’s base salary by 5% in recognition of his strong performance and contributions in 2009. With the resulting increase, Mr. Herrick’s base salary approximated the Median (11% above Median).

•	Joseph Tibbetts: The Committee elected not to implement any base salary increase for Mr. Tibbetts in light of his then-current base salary positioning relative to the Median (11% above Median).

•	Alan Wexler: The Committee elected not to implement any base salary increase for Mr. Wexler in light of his then-current base salary positioning relative to the Median (4% below Median).

•	Christian Oversohl: The Committee increased Dr. Oversohl’s base salary by 10% in recognition of his strong performance in Europe in 2009. With the resulting increase, Dr. Oversohl’s base salary approximated the Median (4% below Median).

•	Harry Register: The Committee increased Mr. Register’s base salary by 13% in recognition of his strong performance as the business unit lead for Sapient’s Global Markets business, a role he assumed in 2010. Mr. Register’s base salary positioned him below the Median (6% below Median).

The below chart summarizes the annualized base salary changes from 2009 to 2010 for the CEO and the Other NEOs.

			Annualized Base
			Pay Increase	Increase
Executive	2009 Base Salary	2010 Base Salary	Amount	Percentage
Alan Herrick	$550,000	$575,000	$25,000	5%
Joseph Tibbetts	$350,000	$350,000	$0	0%
Alan Wexler	$350,000	$350,000	$0	0%
Christian Oversohlˆ	$334,711	$351,044	ˆˆ	10%
Harry Register	$275,000	$310,000	$35,000	13%

ˆ	As Dr. Oversohl is compensated in Euros, for purposes of this table and other compensation tables throughout this CD&A, his compensation in 2010 was converted from Euros to U.S. Dollars (“USD”) using an average of the 2010 Euro to USD exchange rate of $1.32770 (the “2010 Euro Exchange Rate”). Dr. Oversohl’s 2009 compensation was reported using an average of the 2009 Euro to USD exchange rate of $1.39463.

ˆˆ	Although not reflected in this chart as a result of fluctuation in the Euro to U.S. Dollar currency exchange rate, Dr. Oversohl’s actual 2010 base pay increase percentage in local currency was 10% over his 2009 base pay. In Euros, his 2009 base salary was €240,000, and his 2010 base salary was €264,400.

Annual Incentive/Bonus Program

We use our annual incentive program to create a strong link between pay and performance. With respect to Mr. Herrick’s annual incentive, the Committee has, each year since 2007, established a non-discretionary, objective, performance-based bonus metric in which Mr. Herrick’s bonus is determined based on Sapient’s performance against a fiscal year non-GAAP4 operating profit target. Mr. Herrick’s bonus is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and is administered pursuant to our 1998 Stock Incentive Plan (the “1998 Plan”). The 1998 Plan enables cash and equity awards granted under the plan to qualify for tax benefits available under Section 162(m).

With respect to our NEOs other than Mr. Herrick (the “Other NEOs”), our annual incentive program rewards the executives for their achievement of short-term financial and operational goals as well as their promotion, and contributions toward the achievement, of our Strategic Context. Additionally, we use the annual bonus plan as a means to focus our people on the achievement of individual performance goals. Consequently, unlike the non-discretionary, objective, performance-based metrics for Mr. Herrick’s annual

4 We define “non-GAAP operating profit” as income from our operations, as reported in our publicly filed financial statements on Form 10-K, adjusted to add back certain expenses identified as “non-GAAP” in our earnings release financial statements or other public disclosures.

incentive, many of the metrics used to assess the Other NEOs’ performance are qualitative as well as quantitative and require the Committee to exercise discretion in assessing proposed payments.

The Other NEOs’ bonuses are administered pursuant to our Global Performance Bonus Plan (the “Global Plan”). The funding and payout of annual bonuses for the Other NEOs are administered in the following manner. In the first quarter of each fiscal year, Sapient management sets business and financial objectives that our Board of Directors reviews and approves. These objectives translate into financial targets, and associated bonus pool funding targets under the Global Plan, for the payment of the Other NEO and other Sapient employee bonuses. Historically, the Board has approved extremely aggressive “stretch” company performance targets that are capable of achievement only if Sapient’s company-wide financial performance in a given year is exceptional. For 2010, our bonus pool funding was based upon Sapient’s achievement of non-GAAP operating profit dollars against a non-GAAP operating profit dollars target. Once the bonus pool has been funded, available bonus pool funds are first applied to payment of associate and senior associate bonuses, which are paid at 100% of those employees’ target bonuses, depending on individual performance. Additionally, the bonus pool is further adjusted to account for increases or decreases to headcount targets for employees eligible to receive a bonus. The resulting bonus pool funding, from which bonuses are paid to the Other NEOs and non-executive employees, is defined as the “Bonus Pool Fund Percentage.”

Additionally, while the bonus pool funding for our internal operations Global Shared Services team — of which Mr. Tibbetts is a part — is directly tied to overall company performance, the bonus pool funding for our operating segments (SapientNitro North America, SapientNitro Europe, Sapient Global Markets and Sapient Government Services) is subject to overall company performance as well as adjustments based on each operating segment’s performance against an operating profit dollar target for the segment and the segment’s financial performance relative to other segments’ financial performance against their associated operating profit dollar targets (the “Segment Performance Adjustments”). Further, the bonus calculations for our NEOs who lead the operating segments (Messrs. Wexler, Oversohl and Register) are subject to a payout “weighting” of 70% and 30% for segment and company operating performance, respectively (the “Payout Weighting”). Consequently, for a given year, depending on our Bonus Pool Fund Percentage and operating segment financial performance, and the Payout Weighting, our NEOs who lead operating segments may receive a bonus considerably less than their bonus targets.

With respect to setting annual bonus targets for our NEOs in 2010, the Committee considered and approved changes to our NEOs’ target annual incentive opportunities in light of external market data, internal pay relationships, individual and company performance and Sapient’s compensation philosophy. The below chart summarizes the annualized target incentive opportunity changes from 2009 to 2010 for the CEO and the Other NEOs.

		2009
	2009	Annualized		2010
	Annualized	Incentive	2010	Annualized	Target
	Incentive	Target	Annualized	Incentive	Incentive
	Target	Bonus	Incentive	Target Bonus	Increase
	Bonus	Percentage of	Target Bonus	Percentage of	Percentage	Target Incentive
Executive	Amount	Base Pay	Amount	Base Pay	2009 v. 2010	Relative to Median
Alan Herrick	$500,000	91%	$776,250	135%	55%	35% above Median
Joseph Tibbetts	$210,000	60%	$250,000	71%	19%	13% above Median
Alan Wexler	$275,000	79%	$300,000	86%	9%	17% above Median
Christian Oversohl	$230,114	69%	$265,540	76%	21%*	9.6% above Median
Harry Register	$250,000	91%	$290,000	94%	16%	25% above Median

*	Represents the year-over-year increase in target bonus amount in local currency.

Taking into account 2010 base salaries and the foregoing annual incentive/bonus targets for our NEOs, the total target cash compensation opportunities for the NEOs, relative to peer NEOs, were as follows:

	Total Cash
	(Base Salary and Bonus Target)
Executive	Relative to Median
Alan Herrick	13	% above
Joseph Tibbetts	20	% above
Alan Wexler	18	% above
Christian Oversohl	12	% above
Harry Register	12	% above

Regarding the actual 2010 incentive payments for our NEOs, as indicated below, payouts ranged between approximately 67% and 86% of the executives’ annual incentive targets:

				Actual
				Incentive
	1/1/2010	4/1/2010	2010 Eligible	Payout as a %
	Annualized	Annualized	Incentive	of Eligible	2010 Incentive
Executive	Target Incentive*	Target Incentive*	Opportunity*	Bonus	Payout*
Alan Herrick	$776,250	$776,250	$776,250	83.5%	$648,402
Joseph Tibbetts	$210,000	$250,000	$240,000	79.7%	$191,280
Alan Wexler	$275,000	$300,000	$293,750	85.9%	$252,214
Christian Oversohl	$219,070	$265,540	$253,923	67.0%	$170,027
Harry Register	$250,000	$290,000	$280,000	76.3%	$213,752

*	As the Committee sets new annualized bonus targets effective as of April 1 of each year, actual payouts of 2010 bonuses were calculated based on the bonus targets approved for 2009 (covering the period 4/1/09 to 3/31/10) and 2010 (covering the period 4/1/10 to 3/31/11).

The Committee has the ability to make bonus payments, additional to our annual incentive payments, to any of our NEOs based on criteria and conditions as the Committee may determine in its discretion. In 2010, the Committee did not authorize any such additional bonuses.

Long-Term Incentive Program

We use long-term incentives to balance the short-term focus of our annual incentive program by tying rewards to executive performance over multi-year periods. In 2010, we principally granted time-based RSUs for long-term incentive compensation because we believe they serve as a valuable incentive to attract senior leaders and, by virtue of the RSUs vesting over several years, encourage our leaders’ long-term commitment to Sapient. Additionally, as RSU awards increase in value based on the market price of our stock, we believe that RSUs motivate and reward our leaders’ high performance, and simultaneously enable us to administer our equity-based incentive programs in an efficient, simple and cost effective manner. In 2010, we granted an aggregate of 650,000 RSU awards to our NEOs.

We believe our use of RSUs is appropriate, particularly given our general philosophy of linking compensation to actual performance and de-emphasizing “fixed” compensation by positioning executive base salaries at or below the Median. With the exception of the market-based vesting RSUs that we granted to Mr. Tibbetts in connection with his joining Sapient in October 2006, and the performance-based vesting RSUs that we granted to Mr. Herrick in 2010 (as described below), our RSU awards, including the RSUs granted to our executives in 2010, historically have been time-based vesting equity awards. However, the Committee has elected to implement some performance-based vesting RSUs for all NEOs in 2011.

We typically grant equity awards to our executives once per year, on a pre-determined grant date that occurs shortly after the Committee approves the executive equity grants. The Committee reviews and approves the annual equity awards for our CEO and other executives in the first quarter. The RSU awards typically are granted on the first Nasdaq trading day of the month immediately following the Committee’s award approval date. In 2010, with the exception of certain performance-based vesting awards granted to Mr. Herrick, our executive equity awards consisted solely of time-based RSUs, as specified below. However, the Committee has the authority, and may elect, to grant other types of equity-based awards.

Our current executive long-term incentive granting framework involves developing RSU grant ranges for our senior leadership team, and, within those ranges, allocating awards to our executives based on company and individual performance during the prior year, total cash compensation, amount of equity needed to achieve our pay mix and pay goals relative to our target market, and historical equity grants. Further, the Committee maintains discretion to make adjustments (upward or downward) to an executive’s incentive compensation depending on the achievement of Sapient’s and/or the individual’s goals. The Committee believes this framework ensures not only that each executive receives appropriate awards, but also that the awards are equitably determined for all members of our senior leadership team.

The long-term component of our incentive program is higher for our executives in more senior roles. Specifically, the targeted value of the long-term incentive component of our executive time-based vesting RSU awards was approximately 138% of our CEO’s base salary and incentive target compensation, and approximately 115%, on average, of the Other NEOs’ base salaries and incentive target compensation. The ratio of RSUs to cash varies by level of participant, with our more senior executives receiving a higher percentage of their total compensation in the form of RSUs. The following table sets forth the equity awards and grant date fair market value of such awards, that we granted to our NEOs in 2010:

		Restricted Stock	Grant Date	RSU
Executive	Grant Date	Units (RSUs)	Price	Value
Alan Herrick	4/1/2010	200,000	$9.35	$1,870,000
	4/1/2010	150,000ˆ	$9.35	$1,051,875ˆˆ
Joseph Tibbetts	4/1/2010	70,000	$9.35	$654,500
Alan Wexler	4/1/2010	75,000	$9.35	$701,250
Christian Oversohl	4/1/2010	80,000	$9.35	$748,000
Harry Register	4/1/2010	75,000	$9.35	$701,250
Total RSUs		650,000

ˆ	Performance-based vesting RSUs.

ˆˆ	Reflects a 25% discount.

Benefits and Perquisites

Our executives are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and welfare benefits (e.g., medical/dental plans, disability plans and life insurance) and our 401(k) Plan (or its equivalent for senior leadership team members located outside of the United States).

We do not offer any special “tax advantaged” programs for our executives. Additionally, while our executives from time to time receive certain immaterial personal benefits from Sapient, in 2010 the value of these perquisites did not exceed $10,000 for any executive. Consistent with our company-wide philosophy of promoting internal equity among all of our employees and not affording certain compensatory benefits only to an exclusive group of employees, and except as noted below regarding Dr. Oversohl, we do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

CEO Compensation Determination

In March 2010, the Committee approved a new compensation package for Mr. Herrick based on the Executive Compensation Advisor’s assessment of the market competitiveness of, and recommendation concerning changes to, Mr. Herrick’s compensation package for 2010. The Committee increased Mr. Herrick’s 2010 base salary from $550,000 to $575,000 and target bonus from $500,000 to $776,250 (i.e., 135% of his 2010 base salary). These changes, as noted earlier, position Mr. Herrick’s base salary and target cash compensation (base salary plus target annual incentive opportunity) at a Median approximate position (11% and 13% above Median, respectively).

Regarding Mr. Herrick’s 2010 annual bonus target, the Committee determined, consistent with Mr. Herrick’s 2009 bonus target metric, that the bonus payment should directly correlate with our financial performance. In light of this goal, and to qualify Mr. Herrick’s 2010 annual incentive as performance-based compensation under Section 162(m), the Committee established a performance-based, non-discretionary bonus target tied to Sapient’s 2010 non-GAAP operating profit. Mr. Herrick’s 2010 annual incentive target of $776,250 (the “2010 Incentive Target”) was payable in full if Sapient achieved a non-GAAP operating profit target of approximately $105.0 million (the “2010 Profit Target”). Depending on actual profit achievement as a percentage of the 2010 Profit Target (the “Profit Achievement Percentage”), Mr. Herrick was eligible to receive an annual incentive payment equal to the result obtained by multiplying the 2010 Incentive Target by the Profit Achievement Percentage. The potential incentive payment was capped at $2 million, and Mr. Herrick was ineligible to receive an incentive payment if the Profit Achievement Percentage was less than 20% (i.e., $21.00 million). Based on our actual 2010 non-GAAP operating profit of $87.726 million and a Profit Achievement Percentage of 83.5%, Mr. Herrick was entitled to receive a 2010 annual incentive payment equal to $648,402.

Additionally, to recognize Mr. Herrick for his leadership in a very difficult global economic environment and his contributions to Sapient in 2009, and to encourage his continued strong service to the Company, the Committee elected to award him 350,000 RSUs consisting of time-based and performance-based vesting units, as follows:

	Number of
RSU Award Type	Units Granted	Performance Criteria	Vesting Terms
Time-Based	200,000	Not Applicable	25% per year over 4 years (beginning April 1, 2010)
Performance-Based	50,000	Achievement of Strategic Objectives Established by Sapient Board of Directors	Cliff Vest 100% on March 1, 2013 (if performance criteria achieved)*
Performance-Based	50,000	Achievement of 3-Year Compound Annual Growth Rate (CAGR) Revenue Target	Cliff Vest 100% on March 1, 2013 (if revenue target achieved)*
Performance-Based	50,000	Achievement of 3-Year Non GAAP Operating Margin Target	Cliff Vest 100% on March 1, 2013 (if operating margin target achieved)ˆ

ˆ	Mr. Herrick is eligible to vest in a fewer number of RSUs based on partial achievement of the performance criteria, provided that with respect to the performance-based RSUs associated with revenue and operating margin performance, certain minimum revenue and operating margin thresholds must be achieved.

Accordingly, and in summary, Mr. Herrick’s total direct compensation for 2010 was as follows:

	2010	2010			Market
2010 Base	Incentive	Incentive		Grant	Value of	Total Direct
Salary	Target	Payout	RSUs	Date Price	RSUs	Compensation
$575,000	$776,250	$648,402	200,000	$9.35	$1,870,000	$4,273,125
			150,000ˆ	$9.35	$1,051,875ˆˆ

ˆ	Performance-based vesting RSUs.

ˆˆ	Reflects a 25% discount.

Other NEO Compensation Determinations

The Committee approved increases to base salaries and/or annual incentive bonus targets for the Other NEOs in 2010. As a result, the cash compensation paid, equity-based awards granted, and total direct compensation provided to these NEOs for 2010, as described more fully below, were as follows:

		2010	2010
	2010	Annual	Actual		Market
	Base	Incentive	Annual	RSUs	Value of	Total Direct
Named Executive Officer	Salary	Target	Incentive Paid	Awarded	RSUs	Compensation
Joseph Tibbetts	$350,000	$250,000	$191,280	70,000	$654,500	$1,254,500
Alan Wexler	$350,000	$300,000	$252,214	75,000	$701,250	$1,351,250
Christian Oversohl	$351,044	$265,540	$170,027	80,000	$748,000	$1,364,584
Harry Register	$310,000	$290,000	$213,752	75,000	$701,250	$1,301,250

The following summarizes the Other NEOs’ 2010 bonus payments and LTI awards.

Mr. Tibbetts, SVP, Global CFO and Managing Director, AsiaPacific

To determine Mr. Tibbetts’ 2010 bonus payment, the Committee considered his performance against various individual goals and objectives for 2010, which included implementing spending controls, accelerating the implementation of certain internal projects relating to global taxation and financial information management and reporting and increasing his visibility globally as CFO, as well as his contributions to our senior leadership team. Based on Mr. Tibbetts’ strong performance across these areas, the Committee elected to award him a bonus equal to 100% of the Bonus Pool Fund Percentage for our Global Shared Services (GSS) team, of which Mr. Tibbetts is a part. Our 2010 Bonus Pool Fund Percentage for GSS was 79.7%. Accordingly, the Committee awarded Mr. Tibbetts a bonus equal to 79.7% of his 2010 bonus target, or $191,280.

Regarding Mr. Tibbetts’ 2010 long-term incentive award, the Committee awarded him 70,000 RSUs in recognition of his strong fiscal management and overall leadership in helping Sapient’s ongoing emergence from a challenging economic environment in 2009, and to encourage his continued strong leadership to the Company. Additionally, the Committee considered our pay-for-performance philosophy, external market comparisons, historical equity grants made to him since joining Sapient and pay relationships within our senior leadership team, in determining Mr. Tibbetts’ long-term incentive award.5

5 Although Mr. Tibbetts is a GSS team member, for purposes of determining his long-term incentive awards the Committee applies the grant ranges used to determine equity awards for the most senior executives within Sapient, which include our CEO, SVP NA and SVP Europe.

Mr. Wexler, SVP, SapientNitro North America Operating Segment

The Committee determined Mr. Wexler’s 2010 bonus based principally on his 2010 performance against profit achievement goals within North America. Specifically, our North America operating segment achieved a 108.5% profit (against a profit target of $110.8 million) and our Government Services operating segment achieved a 110.9% profit (against a profit target of $12.8 million), measured in constant currency. After applying Segment Performance Adjustments to the Bonus Pool Fund Percentage, the North America operating segment bonus was funded at 89.2% of target payout and the Government Services operating segment bonus was funded at 91.1% of target payout. Additionally, the Committee weighed Mr. Wexler’s leadership and achievements against individual objectives in determining his 2010 bonus. Taking into account the North America and Government Services operating segment bonus funding, the Payout Weighting and the Committee’s qualitative review of Mr. Wexler’s performance, the Committee awarded Mr. Wexler a 2010 bonus payment equal to 85.9% of his annual bonus target, or $252,214.

To determine Mr. Wexler’s long-term incentive awards for 2010, the Committee considered several factors, including his leadership in helping Sapient’s ongoing emergence from a challenging economic environment in 2009, the growth potential of the North America and Government Services operating segments, his performance against company financial goals and individual objectives, our pay-for-performance philosophy, historical equity grants made to Mr. Wexler in each year since he joined Sapient, and internal pay comparisons among Mr. Wexler, Mr. Register and Dr. Oversohl and among other leadership team members. Taking these factors into account, and to encourage Mr. Wexler’s continued strong performance, the Committee elected to award him 75,000 RSUs.

Dr. Oversohl, SVP, SapientNitro Europe Operating Segment

The Committee determined Dr. Oversohl’s 2010 bonus based principally on his 2010 performance against profit achievement goals within Europe. Specifically, our Europe operating segment achieved a 75.5% profit (against a profit target of $62.3 million) measured in constant currency. After applying Segment Performance Adjustments to the Bonus Pool Fund Percentage, the Europe operating segment bonus was funded at 62.1% of target payout. Additionally, the Committee weighed Dr. Oversohl’s leadership and achievements against individual objectives (which included leading our global delivery organization) in determining his 2010 bonus. Taking into account the Europe operating segment bonus funding, the Payout Weighting and the Committee’s qualitative review of Dr. Oversohl’s performance, the Committee awarded Dr. Oversohl a 2010 bonus payment equal to 67% of his annual bonus target, or $170,027.

In determining Dr. Oversohl’s long-term incentive awards for 2010, the Committee considered several factors, including his leadership in helping Sapient’s ongoing emergence from a challenging economic environment in 2009, the growth potential of the Europe operating segment, his performance against company financial goals and individual objectives, our pay-for-performance philosophy, historical equity grants made to Dr. Oversohl in each year since he joined Sapient, and internal pay comparisons among Dr. Oversohl, Mr. Wexler and Mr. Register and among other leadership team members. Taking these factors into account, and to encourage Dr. Oversohl’s continued strong performance, the Committee elected to award him 80,000 RSUs.

Mr. Register, SVP, Sapient Global Markets Operating Segment

The Committee determined Mr. Register’s 2010 bonus based principally on his 2010 performance against profit achievement goals within Global Markets. Specifically, our Global Markets operating segment achieved a 92.1% profit (against a profit target of $107.2 million) measured in constant currency. After applying Segment Performance Adjustments to the Bonus Pool Fund Percentage, the Global Markets operating segment bonus was funded at 75.7% of target payout. Additionally, the Committee weighed Mr. Register’s leadership and achievements against individual objectives in determining his 2010 bonus. Taking into account the Global Markets operating segment bonus funding, the Payout Weighting and the Committee’s qualitative review of Mr. Register’s performance, the Committee awarded Mr. Register a 2010 bonus payment equal to 76.3% of his annual bonus target, or $213,752.

In determining Mr. Register’s long-term incentive awards for 2010, the Committee considered several factors, including his leadership in helping Sapient’s ongoing emergence from a challenging economic environment in 2009, the growth potential of the Global Markets operating segment, his performance against company financial goals and individual objectives, our pay-for-performance philosophy, historical equity grants made to Mr. Register in each year since he joined Sapient, and internal pay comparisons among Mr. Register, Mr. Wexler and Dr. Oversohl and among other leadership team members. Taking these factors into account, and to encourage Mr. Register’s continued strong performance, the Committee elected to award him 75,000 RSUs.

Impact of Tax and Accounting on Compensation Decisions

In 2007, our stockholders approved an amendment to the 1998 Plan to enable cash and equity awards granted under the plan to qualify for tax benefits available under Section 162(m). In 2010, we qualified only Mr. Herrick’s performance-based compensation for these tax benefits. However, as each of our NEOs’ aggregate compensation levels in 2010 exceeded the $1 million threshold for which it would be desirable to qualify performance-based compensation for tax benefits under Section 162(m), the Committee has opted in 2011, and may opt in the future, to structure compensation arrangements with the executives in a manner that qualifies elements of their compensation for Section 162(m) tax benefits.

Pursuant to the 1998 Plan, and regarding awards intended to satisfy the performance-based exception under Section 162(m), the Committee maintains the subjective discretion to reduce, but not increase, incentive awards payouts below established annual incentive target levels. Further, notwithstanding the existence of the 1998 Plan and our NEOs’ eligibility for an award thereunder, Sapient has reserved the right to make 2011 awards to its employees, including Mr. Herrick, outside of the 1998 Plan and subject to such criteria and conditions as the Compensation Committee may determine in its discretion.

When determining amounts of equity grants to executives and employees under our long-term incentive program, the Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock, RSUs and other share-based payments result in an accounting charge for Sapient. The accounting charge is equal to the fair value of the instruments being issued. For RSUs, the cost is equal to the fair value of the stock on the grant date times the number of stock units granted. For stock options (if granted with time-based vesting), the cost is equal to the fair value of the option on the grant date using a Black-Scholes option pricing model times the number of options granted. RSUs granted with market-based vesting are valued using a lattice model. Regarding both RSUs and stock options, this expense is amortized over the requisite service or vesting period.

Additional Information Regarding the Compensation Program

Executive Clawbacks.  Although Mr. Herrick’s annual bonus and other performance-based compensation is subject to recoupment (“clawback”) under circumstances where Sapient materially fails to comply with a financial reporting requirement in connection with material misconduct by Mr. Herrick or any U.S. employee whom he supervises, Sapient does not have an executive compensation clawback policy. The Committee will continue to review periodically whether to adopt a policy that authorizes executive compensation clawbacks where Sapient must make a financial restatement or recalculate a financial metric applicable to an annual bonus payment or a long-term incentive award.

Stock Ownership Requirements.  While we have not adopted minimum executive stock ownership requirements, the Committee has reviewed each executive’s level of stock ownership. In light of the fact that our executive stock ownership levels exceed typical stock ownership requirements for similar executives, the Committee has determined that stock ownership requirements are unnecessary at this time. The Committee will continue to monitor the stock holdings of our NEOs.

Report of the Compensation Committee on Executive Compensation

The report by this Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Sapient Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

James M. Benson, Chairman
Darius W. Gaskins, Jr.
Ashok Shah

Summary Compensation Table — 2008, 2009 & 2010

The following table sets forth NEO compensation for the fiscal years ended December 31, 2010, 2009 and 2008.

				Non-Equity
				Incentive
			Stock	Plan	All Other
			Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	Total ($)

Alan J. Herrick	2010	$568,750	$2,571,250 (4)	$651,051	$1,250	$3,792,301
President and Chief Executive	2009	$550,000	$532,500	$310,000	$1,250	$1,393,750
Officer	2008	$531,250	$1,060,000	$416,500	$1,250	$2,009,000
Joseph S. Tibbetts, Jr.	2010	$350,000	$654,500	$191,280	$1,250	$1,197,030
Senior Vice President, Global Chief	2009	$350,000	$469,000	$115,500	$1,250	$935,750
Financial Officer and Managing	2008	$350,000	$— (5)	$152,268	$1,250	$503,518
Director, AsiaPacific
Alan M. Wexler	2010	$350,000	$701,250	$252,214	$1,250	$1,304,714
Senior Vice President, SapientNitro	2009	$350,000	$469,000	$136,400	$1,250	$956,650
North America	2008	$323,000	$645,000	$195,250	$1,250	$1,164,500
Christian Oversohl(6)	2010	$331,792	$748,000	$171,355	$39,698 (7)	$1,290,845
Senior Vice President, SapientNitro Europe	2009	$334,711	$469,000	$151,415	$48,394	$1,003,520
	2008	$353,122	$387,000	$204,413	$65,180	$1,009,715
Harry Register(8)	2010	$301,250	$701,250	$213,752	$1,250	$1,217,502
Senior Vice President, Sapient Global Markets

(1)	Amounts reflect aggregate grant date fair value of stock awards, calculated in accordance with FASB ASC Topic 718, granted during the years presented and disregarding any estimates of forfeitures related to service-based vesting conditions. For disclosure of assumptions used in the valuation of these awards, see footnote (14) in the Notes to Consolidated Financial Statements section of our Annual Report.

(2)	Mr. Herrick and Dr. Oversohl each received an “anniversary” cash award in 2010, in recognition of their fifteenth and tenth anniversaries as Sapient employees, respectively. These anniversary awards are offered to all Sapient employees who celebrate ten years of service or more to the Company and are calculated based on tenure and paid out on an after-tax basis. Mr. Herrick and Dr. Oversohl received anniversary awards in the amount of $2,649 and $1,328, respectively.

(3)	Other than for Dr. Oversohl, this column only includes the value of the Company’s 401(k) contributions for each executive in 2010. The NEOs from time to time received certain immaterial personal benefits from the Company in 2010; however, the value of these perquisites for each executive did not exceed $10,000.

(4)	The amount comprises performance-based awards that are not reflected at the highest performance achievement level. Mr. Herrick was granted 50,000 performance-based RSUs (“PSUs”) assuming achievement of certain financial performance metrics and as of December 31, 2010 and currently, we only expect 50% of the PSUs to vest. As a result, $233,750 that Mr. Herrick would receive if the highest level of performance were achieved is not included in this table. Additionally, Mr. Herrick will be granted 50,000 PSUs based on strategic objectives that will be determined by our Board of Directors. Because these strategic objectives have not yet been set, the aggregate compensation cost as of the grant date under FASB ASC 718 cannot be determined and these 50,000 PSUs are not included in the table.

(5)	In 2006, Mr. Tibbetts was granted a stock award for which the Company was required to begin recognizing stock-based compensation expense at the date of commitment but that commenced vesting on November 1, 2008. See footnote (8) to the “Outstanding Equity Awards at Fiscal Year-End” table on page 48 of this Proxy Statement.

(6)	As Dr. Oversohl is compensated in Euros, for purposes of this table his compensation was converted from Euros to United States Dollars using an average of the 2010 Euro to USD exchange rate of $1.32770. In 2008 and 2009, Dr. Oversohl’s compensation was reported using an average of the Euro to USD exchange rate for the relevant year.

(7)	As part of his overall compensation, Dr. Oversohl received a car allowance in the amount of $12,746, as well an annual internet allowance in the amount of $398. Additionally, the Company contributed $26,554 into a support fund for Dr. Oversohl. Effective August 2010, Dr. Oversohl no longer receives a car allowance as part of his overall compensation.

(8)	Mr. Register’s compensation for the years ended December 31, 2008 and December 31, 2009 are not included in this table as he was not an NEO prior to 2010.

Grants of Plan-Based Awards — 2010

The following table provides information regarding plan-based awards granted in 2010 to each of the NEOs as of December 31, 2010.

			(c)
			Estimated Future	(d)	(e)
			Payouts	All Other Stock	Fair Value
			Under Non-Equity	Awards:	of Stock at	(f)
			Incentive Plan	Number of	Closing on	Total Fair Value
	(a)	(b)	Awards(2)	Shares of	Date of Grant	of Equity
Name	Grant Date	Approval Date(1)	Target ($)	Stock or Units (#)	($/Sh)(3)	Award ($)(4)

Alan J. Herrick	4/1/2010	3/26/2010	$776,250	275,000 (5)	$9.35	$2,571,250
Joseph S. Tibbetts, Jr.	4/1/2010	3/5/2010	$250,000	70,000	$9.35	$654,500
Alan M. Wexler	4/1/2010	3/5/2010	$300,000	75,000	$9.35	$701,250
Christian Oversohl	4/1/2010	3/5/2010	$265,540 (6)	80,000	$9.35	$748,000
Harry Register	4/1/2010	3/5/2010	$290,000	75,000	$9.35	$701,250

(1)	This column shows the date on which the Compensation Committee approved the grants referenced in column (a). Consistent with past practice, the Compensation Committee set the grant date for each award to be the first Nasdaq trading day in the month following approval.

(2)	These targets reflect 71 — 135% of the NEOs’ base salaries.

(3)	These prices represent Sapient’s closing stock price on the RSU grant date referenced in column (a) of the table.

(4)	The Total Fair Value is determined by multiplying the number of RSUs granted by the price listed in column (e) of this table.

(5)	The amount comprises performance based awards that are not reflected at the highest performance achievement level. Mr. Herrick was granted 50,000 PSUs assuming achievement of certain financial performance metrics and as of December 31, 2010 and currently, we only expect 50% of the shares to vest. As a result, 25,000 PSUs Mr. Herrick would receive if the highest level of performance is achieved have not been included in this table. Additionally, Mr. Herrick will be granted 50,000 PSUs based on strategic objectives that will be determined by our Board of Directors. Because these strategic objectives have not yet been set, the aggregate compensation cost as of the grant date under FASB ASC 718 cannot be determined and these 50,000 PSUs are not included in the table.

(6)	As Dr. Oversohl is compensated in Euros, his target of €200,000 was converted to $265,540 using an average of the 2010 Euro to USD exchange rate of $1.32770.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of the Named Executive Officers as of December 31, 2010.

	Option Awards				Stock Awards
							Equity Incentive Plan
								Plan Awards:
							Plan	Market
							Awards:	or Payout
							Number of	Value of
						Market	Unearned	Unearned
						Value of	Shares,	Shares,
	Number of	Number of			Number of	Shares or	Units or	Units or
	Securities	Securities			Shares or	Units of	Other	Other
	Underlying	Underlying			Units of	Stock That	Rights	Rights
	Unexercised	Unexercised	Option	Option	Stock That	Have Not	That	That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	($)(1)	Vested (#)	Vested ($)

Alan J. Herrick	—	—	—	—	51,887(2)	$627,833	—	—
	—	—	—	—	103,774(3)	$1,255,665	—	—
	—	—	—	—	17,296(4)	$209,282	—	—
	—	—	—	—	34,591(5)	$418,551	—	—
	—	—	—	—	116,745(6)	$1,412,615	—	—
	—	—	—	—	200,000(7)	$2,420,000	—	—
	—	—	—	—			75,000(8)	$907,500
	15,000	—	$5.93	12/3/2011	—	—	—	—
	7,500	—	$7.00 *	12/3/2011	—	—	—	—
	22,500	—	$7.25	1/2/2012	—	—	—	—
	50,000	—	$6.04	6/1/2014	—	—	—	—
	15,000	—	$7.92	12/17/2014	—	—	—	—
Joseph S. Tibbetts, Jr.	—	—	—	—	51,887(9)	$627,833	—	—
	—	—	—	—	77,829(10)	$941,731	—	—
	—	—	—	—	70,000(11)	$847,000	—	—
Alan M. Wexler	—	—	—	—	51,886(12)	$627,821	—	—
	—	—	—	—	77,829(13)	$941,731	—	—
	—	—	—	—	75,000(14)	$907,500	—	—
	15	—	$10.31	3/15/2011	—	—	—	—
	1	—	$5.93	12/3/2011	—	—	—	—
Christian Oversohl	—	—	—	—	31,132(15)	$376,697	—	—
	—	—	—	—	77,829(16)	$941,731	—	—
	—	—	—	—	80,000(17)	$968,000	—	—
	7,500	—	$5.93	12/3/2011	—	—	—	—
	7,500	—	$7.25	1/2/2012	—	—	—	—
	20,000	—	$2.82	6/16/2013	—	—	—	—
	42,500	—	$6.04	6/1/2014	—	—	—	—
Harry Register	—	—	—	—	25,942(18)	$313,898	—	—
	—	—	—	—	77,829(19)	$941,731	—	—
	—	—	—	—	75,000(20)	$907,500	—	—
	—	—	—	—	259,439(21)	$3,139,212	—	—

*	Options were amended to avoid the adverse tax consequences of Section 409A of the Internal Revenue Code of 1986, as amended, by increasing the exercise price of the affected portion of the option award to the fair market value on the date of grant.

(1)	Assumes a stock price of $12.10 as of December 31, 2010 to calculate the in-the-money value of unvested equity.

(2)	50,000 RSUs and 1,887 dividend equivalent shares (“DE Shares”) vest on January 1, 2011.

(3)	50,000 RSUs and 1,887 DE Shares vest on each of January 1, 2011 and January 1, 2012.

(4)	16,667 RSUs and 629 DE Shares vest on January 1, 2011.

(5)	33,333 RSUs and 1,258 DE Shares vest on January 1, 2011.

(6)	37,500 RSUs and 1,415 DE Shares vest on each of March 2, 2011, March 2, 2012, and March 2, 2013.

(7)	The 200,000 RSUs vest in equal installments on each of April 1, 2011, April 1, 2012, April 1, 2013 and April 1, 2014.

(8)	Mr. Herrick was granted 50,000 PSUs assuming achievement of certain financial performance metrics and as of December 31, 2010 and currently, we only expect 50% of the shares to vest. As such, only 25,000 PSUs are reflected in the table. Additionally, Mr. Herrick will be granted 50,000 PSUs based on strategic objectives that will be determined by our Board of Directors. Because these strategic objectives have not yet been set, the aggregate compensation cost as of the grant date under FASB ASC 718 cannot be determined and these 50,000 PSUs are not included in the table.

(9)	50,000 RSUs and 1,887 DE Shares vest on October 31, 2011.

(10)	25,000 RSUs and 943 DE Shares vest on each of April 1, 2011, April 1, 2012, and April 1, 2013.

(11)	The 70,000 RSUs vest in equal installments on each of April 1, 2011, April 1, 2012, April 1, 2013 and April 1, 2014.

(12)	25,000 RSUs and 943 DE Shares vest on each of August 1, 2011 and August 1, 2012.

(13)	25,000 RSUs and 943 DE Shares vest on each of April 1, 2011, April 1, 2012, and April 1, 2013.

(14)	The 75,000 RSUs vest in equal installments on each of April 1, 2011, April 1, 2012, April 1, 2013 and April 1, 2014.

(15)	15,000 RSUs and 566 DE Shares vest on each of August 1, 2011 and August 1, 2012.

(16)	25,000 RSUs and 943 DE Shares vest on each of April 1, 2011, April 1, 2012 and April 1, 2013.

(17)	The 80,000 RSUs vest in equal installments on each of April 1, 2011, April 1, 2012, April 1, 2013 and April 1, 2014.

(18)	12,500 RSUs and 471 DE Shares vest on each of August 1, 2011 and August 1, 2012.

(19)	25,000 RSUs and 943 DE Shares vest on each of April 1, 2011, April 1, 2012 and April 1, 2013.

(20)	The 75,000 RSUs vest in equal installments on each of April 1, 2011, April 1, 2012, April 1, 2013 and April 1, 2014.

(21)	250,000 RSUs and 9,439 DE Shares vest on July 2, 2011.

Option Exercises and Stock Vested — 2010

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the vesting of stock awards during fiscal 2010 by each of the NEOs.

	Option Awards		Stock Awards
			Number of
	Number of	Value	Shares
	Shares	Realized	Acquired on	Value
	Acquired on	Upon	Vesting	Realized on
Name	Exercise (#)	Exercise ($)(1)	(#)	Vesting ($)(2)

Alan J. Herrick	135,000	$974,915	237,500	$2,001,625
Joseph S. Tibbetts, Jr.			200,000	$2,191,250
Alan M. Wexler	34,985	$123,065	83,500	$872,000
Christian Oversohl			66,800	$688,300
Harry Register			37,500	$366,000

(1)	The aggregate dollar amount realized is based on the sale price on the date of exercise.

(2)	The value realized is based on the closing price of the Company’s common stock as quoted on the Nasdaq Stock Exchange on the day prior to date of vest.

Pension Benefits

We have no pension plans.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We have no nonqualified defined contribution or deferred compensation plans.

Employment and Change in Control Severance Agreements

Employment Agreements

We have entered into employment agreements with certain of our NEOs, as described below. Additionally, all of our executives have agreed to covenants that protect Sapient against the executives joining a competitor and/or soliciting Sapient clients and employees.

Alan J. Herrick.  On July 21, 2007, the Company and Mr. Herrick entered into an employment agreement, as amended (the “CEO Agreement”), under which the parties agree that Mr. Herrick will serve as Sapient’s President and Chief Executive Officer. The CEO Agreement, which commenced retroactively on November 1, 2006, had an initial term of three years (the “Initial Term”) and automatically renews for successive one-year terms, unless either the Company or Mr. Herrick provides written notice, at least 60 days prior to the expiration of the term, that the CEO Agreement shall not be renewed. Under the CEO Agreement, Mr. Herrick’s initial annual base salary was $475,000 and he was eligible for an annual performance bonus with a target of $425,000 for 2007. The Compensation Committee establishes the target each year, and the amount paid to Mr. Herrick for that year is based upon objective performance metrics. The CEO Agreement also provided that Mr. Herrick would receive a grant of 150,000 RSUs in each of 2007, 2008 and 2009 (the “CEO Agreement RSUs”). The grant date for the 2007 grant was the first Nasdaq trading date of August 2007. The grant dates for the 2008 and 2009 grants were the first Nasdaq trading days of February 2008 and February 2009, respectively. The CEO Agreement RSUs have vested and will vest 33 1/3% annually on January 1 of each of the first three years following the year in which each grant was made, so long as Mr. Herrick is still employed as President and CEO on that date.

Mr. Herrick will receive severance benefits if (i) the Company terminates him for a reason other than for cause, because of a disability, or on account of his death; (ii) he terminates his employment with good reason; or (iii) the Company elects not the renew his agreement at the end of any renewal term of the CEO Agreement. In each of these situations, Mr. Herrick would be entitled to receive a lump-sum payment equal to 100% of his base salary and target bonus amounts in the year of termination, and acceleration of a pro rata portion of his unvested equity awards. Under the CEO Agreement, Mr. Herrick is also entitled to receive change in control benefits if he is terminated within two years following a change in control of the Company for a reason other than for cause or by him for good reason. In either instance, Mr. Herrick would be entitled to receive a lump-sum payment equal to 150% of his base salary and target bonus amounts, the acceleration of all issued but unvested equity awards, and a 24-month continuation of certain benefits. As indicated below, on April 13, 2010, Mr. Herrick entered into a new change in control severance agreement, the terms of which supersede the change in control arrangements in the CEO Agreement for so long as the new agreement is in effect. For a description of the potential payments and benefits Mr. Herrick would receive upon a change in control, See “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Joseph S. Tibbetts, Jr.  On October 16, 2006 the Company and Mr. Tibbetts entered into an employment agreement (the “CFO Agreement”) under which the parties agree that Mr. Tibbetts will serve as Sapient’s Senior Vice President and Chief Financial Officer. Under the CFO Agreement, Mr. Tibbetts received an initial base salary of $350,000 and was eligible for a performance bonus with a target of not less that $175,000. The CFO Agreement has no term and indicates that Mr. Tibbetts’ employment is on an “at-will” basis. Under the CFO Agreement, Mr. Tibbetts was awarded 625,000 RSUs, of which 400,000 were subject to market-based vesting, and 225,000 were subject to time-based vesting. The 400,000 market-based RSUs were to vest in four equal installments, if and when the average 30-day closing price of the Company’s common stock on the

Nasdaq Global Select Market equaled or exceeded $5.00, $10.00, $15.00, and $20.00, respectively, provided he was still employed by the Company at the time of vest. Of the 400,000 market-based RSUs awarded to Mr. Tibbetts under the CFO Agreement, 200,000 vested prior to expiration. Of the 225,000 RSUs subject to time-based vesting, 75,000 were granted upon employment (the “Initial Grant”), 25,000 of which vested 18 months from the date of grant of the Initial Grant, and 50,000 vested on the third anniversary of the Initial Grant. Further, Mr. Tibbetts received an additional 150,000 RSUs under the CFO Agreement, 75,000 of which commenced vesting on the first anniversary of the Initial Grant, and 75,000 of which commenced vesting on the second anniversary of the Initial Grant, each with vesting terms identical to the vesting terms of the Initial Grant.

If Mr. Tibbetts’ employment is terminated by the Company without Cause, or by him for Good Reason, and other than pursuant to a Change in Control (as these terms are defined in the agreement), the Company is required to provide Mr. Tibbetts compensation equal to 150% of his base salary and target bonus amount, a pro rata portion of his target bonus, benefits continuation, and the acceleration of certain outstanding RSUs. In the event of a Change in Control, the CFO Agreement provides that the RSUs awarded to Mr. Tibbetts under the CFO Agreement shall become fully vested. The CFO Agreement also provides that, should Mr. Tibbetts be terminated within the two-year period following such Change in Control, he will be paid a lump-sum payment equal to 200% of his base salary and target bonus amount. As indicated below, on April 13, 2010, Mr. Tibbetts entered into a new change in control severance agreement with the Company, the terms of which supersede the change in control arrangements in the CFO Agreement for so long as the new agreement is in effect. For a description of the potential payments and benefits Mr. Tibbetts would receive upon a change in control, See “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Alan M. Wexler.  On April 1, 2002, the Company entered into a letter agreement with Alan M. Wexler, pursuant to which Mr. Wexler is entitled to severance compensation in an amount equal to one year of base salary and bonus payments if terminated by the Company without cause, to be paid in a lump sum payment within five days of the date of his termination. As indicated below, on April 13, 2010, Mr. Wexler entered into a change in control severance agreement with the Company, the terms of which supersede the severance arrangements of his letter agreement only if his employment is terminated on or following a change in control, for so long as the new agreement is in effect. For a description of the potential payments and benefits Mr. Wexler would receive upon a change in control, See “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Christian Oversohl.  On August 27, 2010, Sapient GmbH, a wholly-owned subsidiary of the Company, entered into an agreement with Dr. Oversohl (the “Managing Director Agreement”), under which it is agreed that Dr. Oversohl will continue to serve as Managing Director of Sapient GmbH. The Managing Director Agreement is effective September 1, 2010 and has no term. The Company may terminate the Managing Director Agreement immediately for good cause and other than for good cause following the expiration of a twelve (12) month notice period. Dr. Oversohl may terminate the Managing Director Agreement immediately for good cause and other than for good cause following the expiration of a six (6) month notice period. Upon termination by the Company other than for good cause, Dr. Oversohl will receive a prorated bonus through the date of the notice and, on the effective date of termination, a final bonus equal to the prior calendar year’s target bonus amount. Pursuant to the Managing Director Agreement, Dr. Oversohl’s annual base salary was €264,400, effective September 1, 2010, and he was eligible for an annual performance bonus with a target of €200,000 for 2010. Targets for future years shall be set by the Company. In 2010, the Compensation Committee also awarded Dr. Oversohl 80,000 RSUs that are subject to annual time-based vesting over four years, beginning April 1, 2010, provided Dr. Oversohl is still employed on the applicable vest date. Twenty-five percent of the RSUs vested on April 1, 2011. Additionally, under the Managing Director Agreement, the Company contributes a premium of €20,000 per annum to a support fund for the benefit of Dr. Oversohl. If the Managing Director Agreement is terminated, Dr. Oversohl is restricted from (i) competing against the Company (ii) soliciting Company customers, and (iii) soliciting Company employees, for the twelve (12) month period following the termination (together, the immediately preceding restrictions constitute the “Post-Employment Covenant”). In return for abiding by the Post-Employment Covenant, Dr. Oversohl will receive monthly compensation during the twelve (12) month period equal to 50% of the amount of his last monthly base salary and benefits in effect at the time of his termination. The Company may waive the Post-Employment Covenant prior to termination of the Managing Director Agreement; its obligation to make the payments described in the immediately preceding sentence in the event of a termination of the Managing Director Agreement after the waiver has been declared will cease following the expiration of a six (6) month notice period.

As indicated below, on April 26, 2010, Dr. Oversohl entered into a change in control severance agreement with the Company. Any change in control severance payment owed to Dr. Oversohl will be reduced by any payments received Dr. Oversohl pursuant to his Managing Director Agreement in Connection with the Post-Employment Covenant if his employment is terminated on or following a change in control, for so long as the change in control severance agreement is in effect. See “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Harry Register.  On June 1, 2007, the Company and Mr. Register, currently Managing Director of the Company’s Global Markets Business Unit, entered into an agreement under which the parties agreed that Mr. Register would serve as Sapient’s Senior Vice President and Global Lead of Trading & Risk Management. The agreement has no term, but includes severance provisions only for terminations occurring before June 18, 2011. Under his agreement, Mr. Register received an initial annual base salary of $275,000 and was eligible for a performance bonus with a target of not less than $250,000 (guaranteed for 2007). The agreement also provided for Mr. Register to receive a guaranteed bonus of $125,000 for 2008 and an award of 250,000 RSUs (“Register 2007 RSU Grant”) that cliff vest in full on June 18, 2011 (the fourth anniversary of the date of grant).

If Mr. Register’s employment is terminated by the Company at any time prior to June 18, 2011 as a result of a determination by the Company that it has changed its strategy and no longer requires Mr. Register’s services (“Change of Direction”), the Company is required to accelerate the vesting of a pro-rated portion of the Register 2007 RSU Grant, based on that portion of the four-year vesting period during which Mr. Register was employed, with at least 62,500 RSU vesting in the event of such termination. If such a termination occurs, Mr. Register is also entitled to receive his 2007 and 2008 guaranteed bonus payments (if such bonuses had not been previously paid to him). If, prior to June 18, 2011, Mr. Register resigns (assuming he is in good standing at the time of such resignation); or if he is terminated by the Company (other than due to a Change of Direction, a change of control (as defined below) or for cause), the vesting of a pro-rated portion of 100,000 of the Register 2007 RSU Grant shall be accelerated (based on the portion of the four-year vesting period that Mr. Register was employed).

As indicated below, on April 13, 2010, Mr. Register entered into a change in control severance agreement with the Company, the terms of which supersede the change in control arrangements in his employment agreement for so long as the new agreement is in effect. See “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Change in Control Severance Agreements

On April 13, 2010, the Company entered into Change in Control Severance Agreements (the “CIC Agreements”) with certain of its senior officers, including Messrs. Herrick, Tibbetts, Wexler, and Register (collectively, the “U.S. NEOs”). Additionally, on April 26, 2010, the Company entered into a CIC Agreement with Dr. Oversohl. Each agreement provides severance benefits in the event of certain terminations of the officer’s employment following or in connection with a change in control (as defined below) of Sapient. The severance benefits provided under the CIC Agreements supersede all change in control severance benefits provided to those officers in this group who had pre-existing agreements with Sapient, for so long as the CIC Agreements are in effect.

The initial term of each CIC Agreement expires on December 31, 2012, but will be automatically extended each January 1, beginning on January 1, 2012, for additional one year periods, unless Sapient or the applicable officer gives notice, by September 30 of the prior year, not to extend the term. In the event of a change in control of Sapient, the term of each U.S. NEO CIC Agreement and the CIC Agreement for Dr. Oversohl will expire no earlier than 24 months following the change in control.

Under the CIC Agreements, each officer is entitled to certain severance benefits in the event the officer’s employment terminates, within two years following (or, in certain circumstances, within six months preceding) a change in control of Sapient, other than (a) by Sapient for cause (as defined below), (b) by reason of the officer’s death or disability, (c) by the officer without good reason (as defined below),or (d) in the case of Dr. Oversohl, if his employment is for a fixed term that expires following a change in control and Sapient elects not to renew his employment (unless Sapient would have been entitled to terminate Dr. Oversohl’s employment for cause had the fixed term not expired). These severance benefits consist of the following: (i) a multiple of the officer’s base salary and target annual bonus (one-and-one-half times for Messrs. Herrick, Wexler, Oversohl and Register, and two times for Mr. Tibbetts);6 (ii) continued life, accident, and health insurance benefits for a specified period (18 months for Messrs. Herrick, Wexler, Oversohl and Register, and 24 months for Mr. Tibbetts); (iii) any unpaid incentive compensation for a completed fiscal year (or other measuring period) that, as of the officer’s termination date, was contingent only on the officer’s continued employment; (iv) a pro-rata target incentive award for the officer’s performance in the year of termination; and (v) outplacement services for 24 months. In addition, all then-unvested Sapient equity awards held by the officer will immediately vest (with any stock options and stock appreciation rights so held by the officer generally remaining exercisable for a length of time following the officer’s termination of employment equal to the earlier of (x) the date the stock options or stock appreciation rights would otherwise expire (assuming no termination of employment occurred) or (y) the term of such officer’s benefits continuation period. If a U.S. NEO is entitled to any change in control payments that would constitute “excess parachute payments” subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the officer’s payments will be reduced to the extent necessary to avoid the excise tax, but only if such reduction results in a higher after-tax payment to the officer.

Sapient has also agreed to pay all legal fees and expenses incurred by an officer in disputing in good faith any issue under a CIC Agreement relating to the termination of an officer’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by a CIC Agreement or, with respect to the U.S. NEOs, in connection with any tax audit or proceeding relating to Section 4999 of the Internal Revenue Code.

For purposes of the CIC Agreements, the following terms have the following meanings:

“Change in control” of Sapient is generally defined as occurring when (i) any person becomes the beneficial owner of securities of Sapient representing 40% or more of the combined voting power of Sapient’s then outstanding securities, (ii) individuals constituting the Board of Directors of Sapient on the date the CIC Agreement was signed (or whose appointment, election or nomination for election was approved or recommended by at least two-thirds (2/3) of the then-existing board of directors, excluding any director whose initial assumption of office is in connection with an actual or threatened election contest) cease to constitute a majority of the board of directors, (iii) a merger of Sapient or sale of all or substantially all of its assets is consummated, other than a merger or sale following which the Board members immediately prior to such merger constitute at least a majority of the Board, or (iv) the stockholders of Sapient approve a plan of complete liquidation or dissolution of Sapient.

“Cause” is generally defined as the (i) willful and continued failure by the executive to substantially perform the executive’s duties with the Company, which has not been cured within 30 days of receipt of a written demand from Sapient’s Board of Directors, or (ii) willful engaging by the executive in conduct that is demonstrably and materially injurious to Sapient, monetarily or otherwise.

“Good reason” is generally defined as the occurrence of any of the following events after a change in control of Sapient: (i) the assignment of duties materially inconsistent with the officer’s status as an officer or a substantial adverse alteration in title or in the nature or status of responsibilities (including, with respect to Messrs. Herrick and Tibbetts, no longer being the chief executive officer or chief financial

6 Messrs. Herrick and Tibbetts’ change in control base salary and target annual bonus severance payment multiples are based on the change in control severance payment multiples to which they agreed in their current employment agreements with Sapient.

officer, respectively, of a publicly traded company), (ii) a material reduction in annual base salary, (iii) certain relocations of the officer’s place of employment, (iv) the failure to pay any portion of the officer’s compensation when due; (v) the failure to continue in effect any material compensation plan in which the officer participates immediately prior to the change in control which is material to the officer’s total compensation; or (vi) the failure to provide benefits substantially similar to those enjoyed by the officer immediately prior to the change in control. The officer must provide Sapient with a notice of resignation within 90 days following the event constituting good reason and must provide Sapient with at least 30 days to cure the event constituting good reason.

Potential Payments upon Termination or Change in Control

As described under “Employment and Change in Control Severance Agreements,” above, the Company is required to make certain payments to the NEOs upon termination of their employment. The following information summarizes those payments that would have been payable to Messrs. Herrick, Tibbetts, Wexler, Oversohl and Register if the CIC Benefits or other severance provisions under their employment agreements and CIC Agreements had been triggered on December 31, 2010.

Potential Payments upon Termination (no Change in Control)

Alan J. Herrick

Value of
	Cash Severance		Accelerated
	Base		Unvested Equity
	Salary ($)	Bonus ($)	($)(1)	Total($)

Termination by the Company Other than For Cause or by nonrenewal of CEO Agreement; Termination as a Result of Death, Disability, or by the NEO with Good Reason	$575,000	$776,250	$3,339,054	$4,690,304

(1)	Represents the value of an accelerated pro rata portion of unvested equity, based on a stock price of $12.10, the closing price of Sapient stock on December 31, 2010.

Joseph S. Tibbetts, Jr.

Value of
	Cash Severance			Accelerated
	Base			Unvested	Prorated	Benefits
	Salary ($)	Bonus ($)		Equity ($)(1)	Bonus($)(2)	Continuation($)	Total($)

Termination by the Company Other than For Cause or by the NEO with Good Reason	$525,000 (3)	$375,000	(3)	$1,153,493 (4)	$250,000	$14,093 (5)	$2,317,586

(1)	Represents the value of accelerated equity, based on a stock price of $12.10, the closing price of Sapient stock on December 31, 2010.

(2)	Assumes that all bonus amounts provided under Sapient’s annual incentive bonus plan were earned in full in 2010.

(3)	The multiple used for purposes of these calculations is 1.5.

(4)	Outstanding time-based RSUs will be subject to accelerated vesting such that the next scheduled vesting date will be deemed to have occurred on the date of termination. Mr. Tibbetts will be entitled to the value of 95,330 time-based RSUs (including dividend equivalent shares) as a result of accelerated vesting.

(5)	Reflects value of benefits continuation for the 18-month period.

Alan M. Wexler

If Mr. Wexler had been terminated without cause as of December 31, 2010, the Company would have been required to pay him a single lump sum payment of $650,000 within five days of the date of termination, which payment represents the sum of his 2010 base salary (as of December 31, 2010) and his 2010 target bonus payment.

Christian Oversohl

If Dr. Oversohl had been terminated without cause as of December 31, 2010, the Company would have been required to pay him during the 12-month notice period required under the Managing Director Agreement an amount of $351,044, which represents his 2010 base salary (as of December 31, 2010). Additionally, if the Company wished to enforce Dr. Oversohl’s Post-Employment Covenant, Dr. Oversohl would be entitled to a monthly payment of $26,8147 for the 12-month period following his termination. Other income earned by Dr. Oversohl during this period would be offset against the payment. The Company has the option to waive the Post-Employment Covenant prior to termination of the Managing Director Agreement, and cease making these payments following the expiration of a six (6) month notice period. Dr. Oversohl’s employment agreement does not contain any change in control provisions. As Dr. Oversohl is compensated in Euros, for purposes of this example his compensation was converted from Euros to United States Dollars using an average of the 2010 Euro to USD exchange rate of $1.32770.

Harry Register

	Value of
	Accelerated
	Prorated
	Unvested
	Equity ($)(1)	Total($)

Termination by the Company resulting from a “Change in Direction”	$1,890,625 (2)	$1,890,625
Resignation, or termination by the Company (other than due to a “Change of Direction,” a change of control or for cause)	$756,250 (2)	$756,250

(1)	Severance terms under Mr. Register’s employment agreement apply only to terminations that occur prior to June 18, 2011.

(2)	Represents the value of accelerated equity, based on a stock price of $12.10, the closing price of Sapient stock on December 31, 2010.

Potential Payments upon a Change in Control (no Termination)

Joseph S. Tibbetts, Jr.

If the Company was subject to a Change in Control on December 31, 2010, all unvested equity held by Mr. Tibbetts would become fully vested as of that date. The value of his accelerated unvested equity on December 31, 2010 was $2,416,564.

Potential Payments upon a Change in Control (Termination)

Each NEO is entitled to the following severance benefits in the event the officer’s employment terminates, within two years following (or, in certain circumstances, within six months preceding) a change in control of

7 Represents 50% of Dr. Oversohl’s total monthly base salary and benefits compensation in effect at the time of his termination. As to the bonus, it has been assumed that the full target bonus has been earned in 2010. For future years, the average bonus earned during the 3 years preceding his termination, will be taken as a reference in calculation of the bonus amount due.

Sapient8, other than (a) by Sapient for cause, (b) by reason of the officer’s death or disability, (c) by the officer without good reason:

			Value of
	Cash Severance(1)		Accelerated
	Base		Unvested	Prorated	Benefits
	Salary ($)	Bonus ($)	Equity ($)(2)(3)	Bonus($)(4)	Continuation($)	Total($)(5)

Alan J. Herrick	$862,500	$1,164,375	$6,343,945 (6)	$776,250	$14,093	$9,161,163
Joseph Tibbetts, Jr.	$700,000	$500,000	$2,416,564	$250,000	$18,791	$3,885,355
Alan M. Wexler	$525,000	$450,000	$2,477,052	$300,000	$14,093	$3,766,145
Christian Oversohl(7)	$526,566	$398,310	$2,286,428	$265,540	$40,428 (8)	$3,517,272	(9)
Harry Register	$465,000	$435,000	$5,302,341	$290,000	$14,093	$6,506,434

(1)	The multiple used for purposes of these calculations is 1.5 for Messrs. Herrick, Wexler, Oversohl and Register, and 2.0 for Mr. Tibbetts.

(2)	Represents the value of accelerated equity, based on a stock price of $12.10, the closing price of Sapient stock on December 31, 2010.

(3)	Upon termination, outstanding stock options shall remain exercisable (but in no event beyond the date such stock option or stock appreciation right would have expired had the NEO remained employed with the Company).

(4)	Assumes that all bonus amounts provided under Sapient’s annual incentive bonus plan were earned in full in 2010.

(5)	In addition to the above-listed benefits, each NEO will receive outplacement service for a period of 24 months following termination as a result of a change in control.

(6)	For purposes of this table, excludes 150,000 performance-based RSUs.

(7)	As Dr. Oversohl is compensated in Euros, for purposes of this table his compensation was converted from Euros to United States Dollars using an average of the 2010 Euro to USD exchange rate of $1.32770.

(8)	Includes annual internet allowance and funds contributed by the Company into a support fund for Dr. Oversohl.

(9)	Any payments made to Dr. Oversohl by Sapient GmbH during the 12 month notice period required under his Managing Director Agreement for a termination other than for good cause shall be offset against the total payment due in the event of a change in control. If the Company wishes to enforce Dr. Oversohl’s Post-Employment Covenant, the total payment due in the event of a change in control would be further reduced by the payment due pursuant to the Post-Employment Covenant.

Certain Relationships and Related Transactions

Greenberg Consulting Agreement

Prior to his reappointment as a director of the Company in October 2010, Mr. Greenberg provided consulting services to the Company in respect of long-term strategic planning, ongoing client relations and general business development. The agreement would have expired in November 2011, but was terminated by mutual agreement in October 2010 in connection with Mr. Greenberg’s reappointment to the Company’s Board of Directors. The Company incurred no early termination penalties and neither party has any post-termination obligations under the agreement. The Company paid Mr. Greenberg $122,500 in 2010 under this arrangement.

8 Does not apply to Dr. Oversohl if his employment term will be changed into a fixed term that expires following a change in control and Sapient elects not to renew his employment (unless Sapient would have been entitled to terminate Dr. Oversohl’s employment for cause had the fixed term not expired).

Pre-Approval Policy Regarding Related Party Transactions

While the Company has no formal written policy regarding pre-approval of related party transactions, the Audit Committee has responsibility for the review and pre-approval of any related party transactions between the Company and its officers, directors, director nominees, any of their immediate family members or affiliates, and any stockholders owning 5% or more of the Company’s outstanding stock. Any related party transactions must be reviewed on an ongoing basis for potential conflict of interest situations.

Stockholder Proposals

Our Stockholders may submit a proposal to be considered for a vote at our 2012 Annual Meeting. If you wish to submit a proposal for consideration, you should adhere to the following procedures as prescribed in our Amended and Restated Bylaws and Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”):

To submit a proposal under Rule 14a-8 for inclusion in our 2012 proxy statement and consideration at our 2012 Annual Meeting, you must deliver a proposal made pursuant to Rule 14a-8 to our Corporate Secretary at the Company’s headquarters no later than December 31, 2011. Please refer to Rule 14a-8 for the requirements that apply to these proposals.

If you wish to submit a proposal for consideration at our 2012 Annual Meeting but do not want the proposal to be included in the meeting proxy materials, you must provide your written request to our Corporate Secretary no earlier than March 10, 2012 and no later than April 9, 2012. If we give notice of the date less than 25 days before our 2012 Annual Meeting, your request must be received no later than the close of business on the 10th day following the date on which such notice was mailed or public disclosure was made, whichever occurs first. Please refer to Section 1.11 of our Bylaws for other requirements applicable to these proposals. Proposals that do not comply with our Bylaws will not be considered at our 2012 Annual Meeting.

Other Matters

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than those items described above. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

We will pay the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile, e-mail and personal interviews. We reserve the right to retain outside agencies for the purpose of soliciting proxies. We may also request brokerage houses, custodians, nominees and fiduciaries to forward copies of proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. If applicable, we will reimburse them for their out-of-pocket expenses in connection with this distribution to beneficial owners of our common stock.

Appendix A

SAPIENT CORPORATION
2011 INCENTIVE PLAN

1.  DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.  PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3.  ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.  LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares.  The maximum number of shares of Stock that may be delivered upon satisfaction of Awards under the Plan shall be 10,000,000 shares of Stock plus 3,075,979 shares of Stock (representing the shares of Stock outstanding under the Company’s Existing Plan immediately prior to the time this plan was adopted), which shall together in total equal 13,075,979 shares of Stock. No further Awards shall be made pursuant to the Company’s Existing Plans following the date this Plan is adopted. The number of shares of Stock delivered in satisfaction of Awards under this Plan shall be determined without including any shares of Stock underlying Awards which otherwise expire or become unexercisable without having been exercised or are forfeited to or repurchased by the Company due to failure to vest. The maximum number of shares of Stock that may be delivered upon satisfaction of Awards under the Plan shall, however, include any shares of Stock that as of June 8, 2011 are subject to awards under the Company’s Existing Plans, to the extent that such Existing Plan awards terminate or expire, or are forfeited or reacquired by the Company in accordance with the terms of such Existing Plan on or after such date without the delivery of shares. If an Award is exercised, in whole or in part, by tender of shares of Stock, if shares of Stock are withheld by the Company in satisfaction of tax withholding requirements with respect to the Award, or if a SAR is exercised, the number of shares of Stock deemed to have been issued under the Plan for the purposes of the limitation set forth in this Section 4 shall be the number of shares of Stock that were subject to the Award or portion thereof so exercised and not the net number of shares of Stock actually issued upon such exercise. All of the available shares of Stock may, but need not, be issued in satisfaction of the exercise or surrender of ISOs granted under the Plan. To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

(b) Type of Shares.  Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits.  The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be 1,000,000. The maximum number of shares subject to other Awards granted to any person in any calendar year will be 1,000,000 shares. The maximum amount payable to any person in any year under Cash Awards will be $3,000,000. The foregoing provisions will be construed in a manner consistent with Section 162(m).

(d) Other Limits.  No more than 1,307,598 shares of Stock may be granted as, or made subject to Awards of Restricted Stock or Awards of Restricted Stock Units that do not qualify under the following sentence. An Award qualifies under this sentence if either (i) it is scheduled to vest not more rapidly than ratably over a three-year period, or (ii) it is scheduled to vest based on the satisfaction of performance criteria by reference to a performance period of not less than one year.

5.  ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates; provided, that, subject to such express exceptions, if any, as the Administrator may establish, eligibility shall be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E).

6.  RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions.  The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant shall be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan.  No Awards may be made after April 6, 2021, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability.  Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution and, in any event, shall not be transferred for consideration, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit Awards other than ISOs to be transferred by gift, subject to such limitations as the Administrator may impose.

(4) Vesting, Etc.  The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise or unless otherwise provided in the applicable Award agreement, however, the following rules will apply if a Participant’s employment ceases:

(A) Immediately upon the cessation of the Participant’s Employment and except as provided in (B) and (C) below, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other

Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B) Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(5) Taxes.  The delivery, vesting and retention of Stock under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6) Dividend Equivalents, Etc.  The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award other than a Stock Option or SAR, whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. In addition, any amounts payable in respect of Restricted Stock or Restricted Stock Units may be subject to such limits or restrictions as the Administrator may impose.

(7) Rights Limited.  Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(8) Section 162(m).  This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be granted after the first meeting of the stockholders of the Company held in June 2016 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(9) Coordination with Other Plans.  Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(10) Section 409A.  Each Award may contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements.

(11) Certain Requirements of Corporate Law.  Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(12) Fair Market Value.  In determining the fair market value of any share of Stock under the Plan, the Administrator shall make the determination in good faith consistent with the rules of Section 422 and Section 409A to the extent applicable.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise.  Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price.  The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, neither the Board nor the Administrator shall approve either (a) the cancellation of outstanding Stock Options or SARs and the grant in substitution therefor of new Stock Options or SARs having a lower exercise price, (b) the amendment of outstanding Stock Options or SARs to reduce the exercise price thereof or (c) the repurchase by the Company for cash or other property of Stock Options or SARs for which the exercise price or base price, as applicable, exceeds the fair market value of a share of Stock as of the date of such repurchase. This paragraph shall not be construed to apply to: (i) “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code or (ii) the substitution or assumption of an Award by reason of or pursuant to a corporate transaction, to the extent such substitution or assumption would not be treated as a grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(D), and any subsequent Section 409A guidance (whether administrative or regulatory), or (iii) adjustments made pursuant to Section 7.

(3) Payment Of Exercise Price.  Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of unrestricted shares of Stock that have a fair market value equal to the exercise price, subject to such minimum holding period requirements, if any, as the Administrator may prescribe, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term.  Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant (five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above).

7.  EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award agreement, the following provisions shall apply in the event of a Covered Transaction:

(1) Assumption or Substitution.  If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption or continuation of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards.  If the Covered Transaction is one in which holders of Stock will, upon consummation, receive a payment (whether cash, non-cash or a combination of the foregoing), then subject to Section 7(a)(5) below the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator may not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.

(3) Acceleration of Certain Awards.  If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, continuation, substitution or cash-out, then subject to Section 7(a)(5) below the Administrator may provide that each Award requiring exercise will become fully exercisable, and the delivery of any shares of Stock remaining deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction; provided, that to the extent acceleration pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award may not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.

(4) Termination of Awards Upon Consummation of Covered Transaction.  Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than Stock; and (iii) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below).

(5) Additional Limitations.  Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or the acceleration of exercisability of an Award under Section 7(a)(3) above shall not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions With Respect to Stock

(1) Basic Adjustment Provisions.  In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator shall make equitable adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), 4(d) and 4(e) and shall also make equitable adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments.  The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms.  References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.  LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act or any applicable state or foreign securities laws. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.  AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of

Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by the Plan (including, without limitation, the provisions of Section 6(b)(2)) or by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.  OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.  MISCELLANEOUS

(a) Waiver of Jury Trial.  By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability.  Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

12.  ESTABLISHMENT OF SUB-PLANS;

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities, tax or other applicable laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board deems necessary or desirable. All supplements adopted by the Board will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13.  GOVERNING LAW

Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 12, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of our based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”:  The Compensation Committee, provided that the Committee shall consist of two or more directors, all of whom are both “outside directors” within the meaning of Section 162(m) and “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934; and provided further, that if at any time the Committee shall include one or more members who are not non-employee directors or outside directors, a subcommittee consisting solely of two or more individuals who are both non-employee directors and outside directors shall constitute the Committee for purposes of Plan administration. The Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; (iii) to one or more officers of the Company the authority to allocate other Awards among such persons (other than officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; provided, that with respect to any delegation described in this clause (iii) the Compensation Committee (or a properly delegated member or members of such Committee) shall have authorized the issuance of a specified number of shares of Stock under such Awards and shall have specified the consideration, if any, to be paid therefor; and (iv) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”:  Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”:  Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Cash Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”:  The Board of Directors of the Company.

“Cash Award”:  An Award denominated in cash.

“Code”:  The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”:  The Compensation Committee of the Board.

“Company”:  Sapient Corporation, a Delaware corporation.

“Covered Transaction”:  Any of (i) a consolidation, merger, or similar transaction or series of related transactions, other than to an Affiliate, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Employee”:  Any person who is employed by the Company or an Affiliate.

“Employment”:  A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan.

“Existing Plan”:  Sapient Corporation 1998 Stock Incentive Plan.

“ISO”:  A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”:  A person who is granted an Award under the Plan.

“Performance Award”:  An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”:  Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”:  The Sapient Corporation 2011 Incentive Plan as from time to time amended and in effect.

“Restricted Stock”:  Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”:  A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”:  A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”:  Section 409A of the Code.

“Section 422”:  Section 422 of the Code.

“Section 162(m)”:  Section 162(m) of the Code.

“Stock”:  Common Stock of the Company, par value $0.01 per share.

“Stock Option”:  An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”:  An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”:  Stock not subject to any restrictions under the terms of the Award.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01 06	James M. Benson J. Stuart Moore	02 07	Hermann Buerger Ashok Shah	03 08	Darius W. Gaskins, Jr. Vijay Singal	04	Jerry A. Greenberg	05	Alan J. Herrick

The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2	To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.		☐	☐	☐

3	To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

4	To approve, on an advisory basis, the preferred frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

5	To approve the Sapient Corporation 2011 Incentive Plan.	☐	☐	☐

NOTE: The stockholders will act on any additional business that may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here. (see reverse for instructions)	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #

JOB #

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

SAPIENT CORPORATION
131 Dartmouth Street
Boston, MA 02116
www.sapient.com
YOUR VOTE IS IMPORTANT TO US!
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

SAPIENT CORPORATION Annual Meeting of Stockholders June 8, 2011 This proxy is solicited by the Board of Directors
Those signing on the reverse side, revoking all prior proxies, hereby appoint(s) Alan J. Herrick and Joseph S. Tibbetts, Jr., and each of them, with full power of substitution, as Proxies, to represent and vote, as designated hereon, all shares of stock of Sapient Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Wednesday, June 8, 2011, at 9:00 a.m. (EDT) at the Company’s headquarters located at 131 Dartmouth Street, Boston, MA 02116 and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER.
IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS CARD, “FOR” PROPOSALS 2, 3 AND 5, AND “1 YEAR” FOR PROPOSAL 4. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side